UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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[   ]         Soliciting Material Pursuant to §240.14a-12

Sterling Construction Company, Inc.
(Name of Registrant as Specified In Its Charter)
______________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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STERLING CONSTRUCTION COMPANY, INC.
20810 Fernbush Lane
Houston, Texas 77073
Telephone: (281) 821-9091

NOTICE OF THE 2010 ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the 2010 Annual Meeting of Stockholders of Sterling Construction Company, Inc., a Delaware corporation, will be held as follows:

Date:                  May 6, 2010

Place:              Sterling Construction Company, Inc.
20810 Fernbush Lane
Houston, Texas 77073

Time:                  9:00 a.m. local time

Purposes:	To elect the following directors:

Three Class III directors, each to serve for a term of three years;

One Class II director to serve for the two-year balance of the Class II term; and

One Class I director to serve for the one-year balance of the Class I term and in each case until his successor is duly elected and qualified.

To consider the ratification of the selection of Grant Thornton LLP as the Company's independent registered public accounting firm for 2010.

Only the stockholders of record at the close of business on March 8, 2010 are entitled to notice of the meeting and to vote at the meeting or any adjournment of it.

By Order of the Board of Directors
Roger M. Barzun, Secretary
March 26, 2010

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 6, 2010:

The Proxy Statement, Proxy Card and the Annual Report to Stockholders for the year ended December 31, 2009 are available at the Company's Internet website, www.SterlingConstructionCo.com on the "Investor Relations" page.

STERLING CONSTRUCTION COMPANY, INC.
Proxy Statement for the 2010 Annual Meeting of Stockholders

GENERAL INFORMATION	1
The Record Date	1
Methods of Voting	1
Voting by Proxy	2
Revocation of a Proxy	2
Quorum, Vote Required and Method of Counting	3
The Solicitation of Proxies and Expenses	3
The 2009 Annual Report	3
ELECTION OF DIRECTORS (Proposal 1)	3
The Composition of the Board	3
Director Independence	3
The Nominees and Continuing Directors	4
Background of the Nominees	5
Background of the Continuing Directors	6
Experience, Qualifications, Attributes and Skills of Nominees and Directors	6
RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (Proposal 2)	8
BOARD OPERATIONS	8
Communicating with the Board	8
The Board's Leadership Structure	8
The Board's Risk Oversight	9
Nomination of Directors	9
Directors' Attendance at Meetings in 2009	10
Committees of the Board	11
The Audit Committee	11
The Audit Committee Report	11
The Compensation Committee	12
Compensation Committee Interlocks and Insider Participation	13
The Compensation Committee Report	13
The Corporate Governance & Nominating Committee	13
Director Compensation	14
STOCK OWNERSHIP INFORMATION	16
Security Ownership of Certain Beneficial Owners and Management	16
Section 16(a) Beneficial Ownership Reporting Compliance	17
EXECUTIVE COMPENSATION	18
Introduction	18
Compensation Discussion and Analysis	18
Introduction	18
Compensation Objectives	18
Employment Agreements	19
How the Terms of the Employment Agreements Were Determined	19
Termination of Employment Events	23
Base Deferred Salary and Incentive Awards for 2009	24
Compensation Policies and Practices — Risk Management	24
Employment Agreements of Named Executive Officers	28
Potential Payments Upon Termination or Change-in-Control	28
Summary Compensation Table for 2009	30
Grants of Plan-Based Awards for 2009	31
Option Exercises and Stock Vested for 2009	33
Outstanding Equity Awards at December 31, 2009	33
Equity Compensation Plan Information	34
PERFORMANCE GRAPH	35
BUSINESS RELATIONSHIPS WITH DIRECTORS AND OFFICERS	36
Transactions with Related Persons	36
Policies and Procedures for the Review, Approval or Ratification of Transactions with Related Persons	37
INFORMATION ABOUT AUDIT FEES AND AUDIT SERVICES	37
Audit Fees	37
Audit-Related Fees	38
Tax Fees	38
All Other Fees	38
Procedures for Approval of Services	38
SUBMISSION OF STOCKHOLDER PROPOSALS	38

STERLING CONSTRUCTION COMPANY, INC.

20810 Fernbush Lane
Houston, Texas 77073
Tel.: (281) 821-9091

PROXY STATEMENT

FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

In this Proxy Statement, Sterling Construction Company, Inc. is sometimes referred to as the Company, and the Board of Directors of the Company is sometimes referred to as the Board.  The Company is making this Proxy Statement, the form of proxy and the Company's 2009 Annual Report on Form 10-K available to stockholders starting on March 26, 2010 in connection with the solicitation of proxies by the Board for the 2010 Annual Meeting of Stockholders.  The Annual Meeting will be held on Thursday, May 6, 2010 at 9:00 a.m. local time at the Company's offices at 20810 Fernbush Lane, Houston, Texas 77073.

This year, instead of mailing a printed copy of the proxy materials to each shareholder of record, we will provide access to those materials via the Internet.  This reduces the amount of paper used to make copies of those materials, as well as the costs of mailing them to all shareholders.

On March 26, 2010, the Company mailed a Notice of Internet Availability of Proxy Materials (the Availability Notice) to shareholders of record on March 8, 2010 (the Record Date) and posted the proxy materials on the Company's website:

www.SterlingConstructionCo.com

as well as on the website indicated in the Availability Notice:

http://www.Amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=04770

On or about April 5, 2010, the Company plans to mail a second Availability Notice to shareholders that will be accompanied by a proxy card on which you can indicate how you wish your shares to be voted.

As a record holder, you may choose to access the proxy materials on either website, or if you wish to obtain a printed set, you can request and receive a copy at no cost to you by going to the website indicated in the Availability Notice.

The Record Date. The Company has established Monday, March 8, 2010 as the Record Date.  The persons or entities whose names appear on the records of the Company as holders of the Company's common stock on the Record Date are entitled to notice of the Annual Meeting and to vote at the Annual Meeting or at any adjournment of the meeting.  On the Record Date, there were 16,091,138 shares of the Company's common stock outstanding.

Methods of Voting.  As a record holder you may vote your shares either by coming to the Annual Meeting and voting in person or by appointing someone to vote your shares for you by giving that person a proxy.  In this Proxy Statement, you are being asked to appoint each of Patrick T. Manning, the Company's Chief Executive Officer; James H. Allen, Jr., the Company's Senior Vice President & Chief Financial Officer; and Roger M. Barzun, the Company's Senior Vice President & General Counsel as your proxy to vote your shares in the manner you direct at the Annual Meeting and at any adjournment of the meeting.

Voting by Proxy.

This year shareholders have the option to vote by proxy in three ways:

•
Via the Internet:  You can vote via the Internet by following the instructions on the form of proxy sent with the second Availability Notice or by accessing the Internet at www.voteproxy.com and following the on-screen instructions.

•
By telephone:  You may call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries using a touch-tone telephone and vote by following the instructions given to you.  You should have your proxy card with you when you call so that you can input the Company Number and the Account Number shown on your proxy card when asked to do so.

•	By mail: Complete the proxy card, sign it, date it, and mail it to the Company in the envelope provided.

Please refer to the Availability Notice or any information your bank, broker or other holder of record of your shares provides to you for more information on your voting options.

If you vote by proxy, your shares will be voted as you direct if —

•	Your proxy is properly completed;

•	Your proxy is received by the Company before the Annual Meeting; and

•	Your proxy is not revoked by you before the voting.

If you do not specify on your proxy how you want your shares voted, they will be voted in the following way:

FOR	the election of the nominees for director listed on the proxy (Proposal 1); and

FOR	the ratification of the selection of Grant Thornton LLP as the Company's independent registered public accounting firm for 2010 (Proposal 2).

The Board does not know of any other proposal that will be presented for consideration at the Annual Meeting.

Revocation of a Proxy.  You may revoke a proxy you have already given in any one of the following three ways:

•	By sending to the Secretary of the Company, at the Company's address set forth above, a written statement stating that you wish to revoke your proxy;

•	By submitting another proxy dated later than a previous proxy; or

•	By attending the Annual Meeting in person and notifying the chairman of the meeting that you wish to vote in person.

Quorum, Vote Required and Method of Counting.

The Quorum for the Meeting.  A quorum must be present in order to hold the Annual Meeting.  A quorum consists of the holders of a majority of the shares of common stock issued and outstanding on the Record Date.  Holders of shares of common stock who are either present at the Annual Meeting in person or through representation by a proxy (including those who abstain from voting or who do not vote on one or more of the proposals) will be counted for purposes of determining whether there is a quorum present at the meeting.

Vote Required.  Each share of common stock entitles the record holder to one vote on each of the matters to be voted on at the Annual Meeting.

In the election of directors (Proposal 1) a nominee who receives more votes for his election than against his election will be elected.

For the effect of your vote on the ratification of the selection of Grant Thornton LLP as the Company's independent registered public accounting firm for 2010 (Proposal 2) see the information below under the heading Ratification of the Selection of Independent Registered Public Accounting Firm (Proposal 2).

Method of Counting.  The Company will not count as votes cast on a proposal either the shares of stockholders who abstain from voting on that proposal, or the shares held in "street" name by brokers or by nominees who indicate on their proxies that they do not have the discretionary authority to vote the shares on the proposal.  The latter are known as broker non-votes.  Because the election of a director does not require a minimum number of votes to pass, abstentions and broker non-votes will have no effect on the voting on Proposal 1.  On Proposal 2, which requires the affirmative vote by the holders of a majority of the shares constituting the meeting's quorum in order to be approved, abstentions and broker non-votes will have the effect of no votes.

The Solicitation of Proxies and Expenses.  In addition to sending this Proxy Statement to stockholders, the directors, officers and employees of the Company and, if deemed necessary, a third-party solicitation agent may solicit proxies using personal interviews, telephone calls, facsimiles and e-mail.  The Company will request banks, brokerage houses and other custodians, nominees and fiduciaries to solicit votes from their customers who are beneficial owners, but not record holders, of common stock and to forward proxy solicitation materials to those beneficial owners.  The Company will reimburse them for the reasonable out-of-pocket expenses they incur in doing so and will pay the expenses of preparing, printing and mailing this Proxy Statement, the form of proxy, the Company's Annual Report on Form 10-K for 2009 and any other solicitation materials.

The 2009 Annual Report.  A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2009, which has been filed with the Securities and Exchange Commission (SEC) contains financial statements and other information of interest to stockholders.  A copy of the 2009 Annual Report is available to stockholders in the same manner as this Proxy Statement.

ELECTION OF DIRECTORS (Proposal 1)

The Composition of the Board.  The Company’s Certificate of Incorporation provides for the division of directors into three classes, each class to be as nearly equal in number as reasonably possible.  The term of each class is three years, and the terms are staggered so that at each Annual Meeting of Stockholders, the term of one class of directors expires.  A director holds office until the expiration of his or her term and until a successor is elected and qualified unless the director dies, resigns or is removed from the Board.  In that case, the Board has the authority to appoint a replacement.  The Bylaws of the Company permit the Board to determine from time to time how many directors the Company will have.  The size of the Board is currently set at 10 directors, but will be increased to 11 as of the commencement of the Annual Meeting.

Director Independence.

The following table shows the Company's incumbent independent directors at the date of this Proxy Statement and the committees of the Board on which they serve, as well as the non-incumbent nominees for election at the Annual Meeting who are independent.

Each director and nominee listed below satisfies the Nasdaq Stock Market's definition of an independent director.  Each member of the Audit Committee, the Compensation Committee and the Corporate Governance & Nominating Committee also satisfies Nasdaq's independence standards for service on those committees.  The members of the Audit Committee also satisfy the independence requirements of the SEC's Regulation §240.10A-3.  Independent directors have voted Mr. Abernathy Lead Director.

Independent Directors	Committee Assignments
John D. Abernathy	Audit Committee (Chairman) Compensation Committee Corporate Governance & Nominating Committee
Robert W. Frickel	Compensation Committee (Chairman) Corporate Governance & Nominating Committee
Milton L. Scott	Corporate Governance & Nominating Committee (Chairman) Audit Committee
Donald P. Fusilli, Jr.	Audit Committee Compensation Committee
David R. A. Steadman	Audit Committee Corporate Governance & Nominating Committee
Christopher H. B. Mills	None
Independent Nominees
Robert A. Eckels
Richard O. Schaum

The relationship between Mr. Frickel's accounting firm and the Company in 2009 is described below in the section entitled Transactions With Related Persons under the heading Business Relationships with Directors and Officers.

The Nominees and Continuing Directors.

The following table lists the nominees for election as directors as well as the directors whose terms do not expire at the Annual Meeting.  Each of the nominees has stated his willingness to serve if elected.  If any nominee is unable to serve, persons named in the proxy may vote for a substitute nominee.  The Board has no reason to believe that any of the nominees will be unable to serve.  A proxy cannot be voted by the proxy holders for more persons than the number of nominees named in this Proxy Statement.  Information about the number of shares of common stock of the Company owned by the nominees and the continuing directors can be found below under the heading Stock Ownership Information.

Nominees	Current Position	Age	Class	Director Since	Term Expires If Elected
Donald P. Fusilli, Jr.	Director	58	III	2007	2013
Maarten D. Hemsley	Director	60	III	1998	2013
Kip L. Wadsworth	Director	44	III	2010	2013
Richard O. Schaum	None	63	II	N/A	2012
Robert A. Eckels	None	52	I	N/A	2011
Continuing Directors		Age	Class	Director Since	Current Term Expires
John D. Abernathy	Director	72	II	1994	2012
Robert W. Frickel	Director	66	II	2001	2012
Milton L. Scott	Director	53	II	2005	2012
Joseph P. Harper, Sr.	Director, President, Treasurer & Chief Operating Officer	64	I	2001	2011
Patrick T. Manning	Chairman of the Board of Directors Chief Executive Officer	64	I	2001	2011
David R. A. Steadman	Director	72	I	2005	2011

Background of the Nominees.

Donald P. Fusilli, Jr. Mr. Fusilli is presently the principal of the Telum Group, a professional consulting firm.  From January 2008 to January 2009, he was the Chief Executive Officer of a marine services subsidiary of David Evans and Associates, Inc., a company that provides underwater mapping and analysis services.  From May 1973 until September 2006, Mr. Fusilli served in a variety of capacities at Michael Baker Corporation, a public company listed on the American Stock Exchange that provides a variety of professional engineering services spanning the life cycle of infrastructure and managed asset projects.  Mr. Fusilli joined Michael Baker Corporation as an engineer and over the course of his career rose to president and chief executive officer in April 2001.  From September 2006 to January 2008, Mr. Fusilli was an independent consultant providing strategic planning, marketing development and operations management services.  Mr. Fusilli is a director of RTI International Metals, Inc., a New York Stock Exchange-listed company that produces titanium and manufactures and distributes titanium and specialty metal products for aerospace, industrial, defense, energy, chemical, and consumer applications.  He holds a Civil Engineering degree from Villanova University, a Juris Doctor degree from Duquesne University School of Law and attended the Advanced Management Program at the Harvard Business School.

Maarten D. Hemsley.  Mr. Hemsley served as the Company's President and Chief Operating Officer from 1988 until 2001, and as Chief Financial Officer from 1998 until August 2007.  From January 2001 to May 2002, Mr. Hemsley was also a consultant to, and thereafter has been an employee of, JO Hambro Capital Management Limited, which is part of JO Hambro Capital Management Group Limited, or JOHCMG, an investment management company based in the United Kingdom.  Mr. Hemsley has served since 2001 as Fund Manager of JOHCMG’s Leisure & Media Venture Capital Trust, plc, and since February 2005, as Senior Fund Manager of its Trident Private Equity II LP investment fund.  Since April 2009, Mr. Hemsley has also served as Senior Advisor to JOHCMG’s Trident Private Equity Fund III LP.  Mr. Hemsley is a director of Tech/Ops Sevcon, Inc., a U.S. public company that manufactures electronic controls for electric vehicles and other equipment, and of a number of privately-held companies in the United Kingdom.  Mr. Hemsley is a Fellow of the Institute of Chartered Accountants in England and Wales.  Within the past five years, Mr. Hemsley was a director of Steel City Products, Inc., a publicly traded subsidiary of the Company that was taken private in 2004.

Kip L. Wadsworth.  Mr. Wadsworth has been employed by Ralph L. Wadsworth Construction Company (RLW) since January 1980.  The Company acquired an 80% interest in RLW in December 2009.  From 1980 to October 1991, Mr. Wadsworth served variously as Carpenter, Foreman, Superintendent, Project Manager and Estimator on many bridge and heavy highway construction projects.  In October 1991 he was appointed General Manager of RLW, and served in that capacity until December 2001, when he was named President and Chief Executive Officer.  Mr. Wadsworth has served on a variety of construction industry committees, including the board of directors of the Utah Chapter of the Associated General Contractors and the board of directors of the Associated Concrete Paving Association.  He currently chairs the Transportation Committee for the Salt Lake City Chamber of Commerce and is a part owner and on the board of directors of Renewable Energy Development Corporation, a privately-held renewable energy development company.

Richard O. Schaum.  Mr. Schaum has been General Manager of 3rd Horizon Associates LLC, a technology assessment and development company, since May 2003.  From October 2003 until June 2005, he was Vice President and General Manager of Vehicle Systems for WaveCrest Laboratories, Inc. and led its vehicle systems development group.  Prior to that, for more than thirty years, he was with DaimlerChrysler Corporation, most recently, from January 2000 until his retirement in March 2003, as Executive Vice President, Product Development.  Mr. Schaum is a fellow of the Society of Automotive Engineers and served as its President from 2007 to 2008.  He earned a B.S. in Mechanical Engineering from Drexel University and an M.S. in Mechanical Engineering from the University of Michigan.  Mr. Schaum is currently a director of BorgWarner Inc., a publicly-traded company that manufactures and sells technologies for engines and drive trains.

Robert A. Eckels.  Mr. Eckels is the founder of the Eckels Law Firm, PC, an independent legal practice that concentrates on Homeland Security and Disaster Law, Public Finance, and Public-Private Partnerships.  Before establishing his firm, from March 2007 through March 2009, Mr. Eckels was a partner in the international law firm of Fulbright & Jaworski, LLP.  For twelve years before joining Fulbright & Jaworski, from January 1995 to March 2007, Mr. Eckels was County Judge of Harris County, Texas, which includes the city of Houston, as well as Chairman of the Harris County Toll Road Authority.  As Harris County Judge, Mr. Eckels was the presiding officer of the Commissioners Court, which is the governing body of the county, and was responsible for the executive, legislative and judicial functions of a county of nearly four million residents.  Mr. Eckels has also served on several boards and councils in the Houston-Galveston region, as well as on state boards and commissions and federal advisory commissions.  He serves as a member and chair of the Texas County and District Retirement System board, a governor-appointed, non-paid board, with responsibility for the oversight of a more than $15 billion public pension fund.  From January 1983 to January 1995, Mr. Eckels served as a member of the Texas House of Representatives.  Mr. Eckels received a B.S. degree from the University of Houston, a J.D. degree from South Texas College of Law and is a member of the bar in Texas, New York, Colorado and the District of Columbia.

Background of the Continuing Directors.

John D. Abernathy.  Mr. Abernathy was Chief Operating Officer of Patton Boggs LLP, a Washington D.C. law firm, from January 1995 through May 2004 when he retired.  He is also a director of Par Pharmaceutical Companies, Inc., a New York Stock Exchange-listed company that manufactures generic and specialty drugs, and Neuro-Hitech, Inc., a company that manufactures generic drugs, the shares of which are traded on the over-the-counter market.  Mr. Abernathy is a certified public accountant.  In December 2005, Mr. Abernathy was first elected Lead Director by the independent members of the Board of Directors.

Robert W. Frickel.  Mr. Frickel is the founder and President of R.W. Frickel Company, P.C., a public accounting firm that provides audit, tax and consulting services primarily to companies in the construction industry.  In January, 2010, the CPA firm of Doeren Mayhew acquired R.W. Frickel Company, P.C.'s practice and Mr. Frickel became a consultant to Doeren Mayhew to assist in the transition of the business.  Prior to the founding of R.W. Frickel Company in 1974, Mr. Frickel was employed by Ernst & Ernst.  Mr. Frickel is a certified public accountant.

Milton L. Scott.  Mr. Scott is Chairman and Chief Executive Officer of the Tagos Group, a strategic advisory and services company in supply chain management, integrated supply, and international consulting.  He was previously associated with Complete Energy Holdings, LLC, a company of which he was Managing Director until January 2006 and which he co-founded in January 2004 to acquire, own and operate power generation assets in the United States.  From March 2003 to January 2004, Mr. Scott was a Managing Director of The StoneCap Group, an entity formed to acquire, own and operate power generation assets.  From October 1999 to November 2002, Mr. Scott served as Executive Vice President and Chief Administrative Officer at Dynegy Inc., a public company in the business of power distribution, marketing and trading of gas, power and other commodities, midstream services and electric distribution.  From July 1977 to October 1999, Mr. Scott was a partner with the Houston office of Arthur Andersen LLP, a public accounting firm, where from 1996 to 1999, he served as partner in charge of the Southwest Region Technology and Communications practice.  In 2010, Mr. Scott was elected a director and non-executive Chairman of RedHawk Energy Corporation, a company that is focused on investments in and the consolidation, through acquisition, of domestic oil and gas equipment manufacturing, leasing and service companies.  RedHawk has stated that its common stock is registered with the Securities and Exchange Commission, but that it does not expect to list and commence trading until the middle of 2010.  Within the past five years, Mr. Scott was, but is no longer, a director of W-H Energy Services, Inc., which at the time was a publicly-traded company in the oilfield services industry.

Joseph P. Harper, Sr.  Mr. Harper has been employed by TSC since 1972. He was Chief Financial Officer of TSC for approximately 25 years until August 2004, when he became Treasurer of TSC.  In addition to his financial responsibilities, Mr. Harper has performed both estimating and project management functions.  Mr. Harper has been a director and the Company's President and Chief Operating Officer since July 2001, and in May 2006 was elected Treasurer.  Mr. Harper is a certified public accountant.

Patrick T. Manning.  Mr. Manning joined the predecessor of Texas Sterling Construction Co., or TSC, in 1971 and led its move from Detroit, Michigan into the Houston market in 1978. He has been TSC’s President and Chief Executive Officer since 1998 and Chairman of the Board of Directors and Chief Executive Officer of the Company since July 2001.  Mr. Manning has served on a variety of construction industry committees, including the Gulf Coast Trenchless Association and the Houston Contractors’ Association, where he served as a member of the board of directors and as President from 1987 to 1993. He attended Michigan State University from 1969 to 1972.

David R. A. Steadman.  Mr. Steadman was formerly President of Atlantic Management Associates, Inc., a management services and investment group, from January 1988 to December 2009.  An engineer by profession, Mr. Steadman served as Vice President of the Raytheon Company from 1980 until 1987 where he was responsible for commercial telecommunications and data systems businesses in addition to setting up a corporate venture capital portfolio.  Subsequent to that until 1989, Mr. Steadman was Chairman and Chief Executive Officer of GCA Corporation, a manufacturer of semiconductor production equipment.  Mr. Steadman serves as a director of Aavid Thermal Technologies, Inc., a provider of thermal management solutions for the electronics industry, a privately-held company since 2006.  Mr. Steadman also serves as Chairman of Tech/Ops Sevcon, Inc., a public company that manufactures electronic controls for electric vehicles and other equipment.  Mr. Steadman is a Visiting Lecturer in Business Administration at the Darden School of the University of Virginia.  Mr. Steadman was a director of Aavid Thermal Technologies, Inc. when it was a public company.

Experience, Qualifications, Attributes and Skills of Nominees and Directors.

The following describes the basis on which the Corporate Governance & Nominating Committee has concluded that the incumbent directors whose terms of office do not end at the Annual Meeting as well as the five nominees for election at the Annual Meeting should serve as directors of the Company.  As more fully described below in the section entitled Nomination of Directors under the heading Board Operations, the Committee generally does not look for a specific experience, qualification, attribute or skill in nominating a director for election or re-election, but rather tries to find a person whose overall combination of those factors would enable him or her to make valuable contributions to the Board.

Nominees.

Mr. Fusilli has been nominated for re-election to the Board because, as his biographical data show, he has experience in the engineering aspects of the construction business, an area in which the Company is becoming increasingly involved through design-build joint ventures, as well as knowledge of civil infrastructure issues generally, most recently as the chief executive officer of a publicly-traded professional engineering services company.  His combination of a technical and legal background with leadership and business experience are unique on the Board, and is a valuable asset in assessing and monitoring current projects, proposed new areas, such as design-build projects, and the Company's acquisition program.

Mr. Hemsley has been nominated for re-election to the Board because he has extensive financial experience and managerial skills gained over many years as chief financial officer of the Company for thirteen years and its President for seven years; through his current position managing two investment funds; and his responsibilities during his career as chief financial officer of several medium-sized public and private companies in a variety of business sectors in the U.S. and Europe.  His knowledge of the Company derived from more than twenty years' service, as well as his analytical skills honed as a fund manager in making investment decisions and overseeing the management of a wide range of portfolio companies, enable him to contribute to the Board's oversight of the Company's business, its financial risks, the risks inherent in its acquisition program and in post-acquisition integration issues.

Mr. Wadsworth has been nominated for re-election to the Board because he has almost thirty years of experience at RLW in heavy civil construction at all levels of the business, starting as a carpenter and rising to Chief Executive Officer.  His more recent experience in design-build joint venture projects brings to the Board experience, knowledge and judgments that assist the Board as it reviews and oversees the entry of the Company's Texas and Nevada offices into design-build projects.  Mr. Wadsworth also serves the Board as a valuable link with RLW's business and other senior management personnel.

Mr. Schaum has been nominated for election to the Board because of his extensive executive and management experience at all levels in a Fortune 100 company, and his knowledge of, and interest in, corporate governance matters, gained on the board of a Fortune 500 company.  In addition, his technical background and his operating experience at all levels of management are expected to contribute to the breadth and depth of the Board's deliberations.

Mr. Eckels has been nominated for election to the Board because of his long and distinguished background in the public sector as well as his broad experience and a strong interest in transportation matters.  These are two areas in which other directors have no particular experience or expertise and ones which will enable Mr. Eckels to assist the Board as the Company seeks to expand its business into design-build, CM/GC (construction manager/general contractor) and other project delivery methods which are alternatives to the traditional fixed unit price, low bid process and in which success is based not only on bid price, but also on reputation, marketing and quality.  In addition, Mr. Eckels's knowledge and experience described in his biographical data are expected to help the Board oversee the Company's efforts to bid successfully on the kind of large, transportation infrastructure projects on which it has worked in the past.

Continuing Directors.

Mr. Abernathy has extensive financial and accounting experience as well as leadership skills that he has gained as a member and later as Chairman and Chief Executive Partner of BDO Seidman, a public accounting firm, and from nine years as Chief Operating Officer of a major Washington, D.C. law firm.  On the Board, the breadth and depth of his experience allows him to play an important role as one of the Board's Audit Committee Financial Experts, as Chairman of the Audit Committee, and as Lead Director.  He has been a director of two other public companies for more than five years, as described above in his biographical data, and that hands-on experience enables him to provide valuable contributions and insights into corporate governance matters.

Mr. Frickel and his accounting firm were for many years the outside auditors and tax accountants of the Company prior to its becoming a public company.  This has given Mr. Frickel extensive knowledge of the Company and its history, which serve as a guide for the future.  He also has experience through his professional work with other companies in the construction business that enables him to advise the Board and provide it with insights on trends in the construction industry from an operational, accounting and tax perspective.

Mr. Scott has many years of experience as an audit partner at a large public accounting firm; leadership, managerial and corporate governance skills acquired during his tenure as a senior executive at a Fortune 500 company; and entrepreneurial skills developed through the founding of several companies in the energy and service sectors.  He has also served as a chief executive officer of private companies, as a lead director at a public company, and recently was elected non-executive chairman of another company.  Mr. Scott's background and experience enable him to bring to the Board and its deliberations a broad range and combination of valuable insights as well as leadership skills, particularly in his role as Chairman of the Board's Corporate Governance & Nominating Committee.

Mr. Harper has more than thirty-five years of experience in heavy civil construction with the Company.  His operational skills combined with financial acumen developed as chief financial officer for many years enable him as a director to aid the Board in making assessments and decisions about the Company's annual budgets and its capital expenditures, to assess the risks of entry into new types of construction projects, and to evaluate the strategic direction of the Company's acquisition program.

Mr. Manning also has more than thirty-five years of experience in heavy civil construction with the Company as well as interpersonal and public relations skills he has developed from service for many years on the construction industry committees referred to in his biographical data.  That experience and those skills are not only critical at the day-to-day operating level, but also at the Board level, where oversight of the Company's business, its growth, its entry into new types of construction projects, its long-term strategy and its overall risks are important.

Mr. Steadman has broad experience in operations, management, investment, technology, corporate governance and leadership.  This experience has been gained from service as vice president of a Fortune 500 company in both technical and investment areas of its business, and  as chief executive officer, chairman, or both, of a semiconductor production equipment company, a designer and manufacturer of air pollution control equipment, an aircraft software maintenance company, a hotel management company, a textile converting company and as noted in his biographical data, a publicly-traded electronic controls manufacturing company.  In the course of his career, Mr. Steadman has participated as a member and frequently as chairman of audit, compensation and corporate governance committees.  This varied background and experience at the operational and board level in small, medium-sized and large businesses, both public and private, enable Mr. Steadman to provide to the Board insights and advice on the broad variety of situations and issues that the Board faces.

The Board of Directors recommends that stockholders vote for the nominees for election as directors.

RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (Proposal 2)

Pursuant to its charter, the Audit Committee is directly responsible for the appointment of the Company's Auditors.  The Audit Committee has selected Grant Thornton LLP as the Company's independent registered public accounting firm to perform the audit of the Company's financial statements for 2010.  Grant Thornton was also the Company's independent registered public accounting firm for the year ended December 31, 2009.  The Committee may select an independent registered public accounting firm at any time during the year if it determines that to do so would be in the best interests of the Company and its stockholders.  The Board is asking stockholders to ratify the selection of Grant Thornton as a matter of good corporate practice although ratification is not required by law or by the Company's Bylaws, and the vote is not binding on the Committee.  There is additional information about Grant Thornton, below, under the heading Information About Audit Fees and Audit Services.

The Board of Directors recommends that stockholders vote for the ratification of the selection of Grant Thornton LLP.

BOARD OPERATIONS

Communicating with the Board.  Interested persons wishing to communicate with the Board about their concerns, questions or other matters may do so by U.S. Mail addressed to:

Board of Directors
℅ The Secretary
Sterling Construction Company, Inc.
20810 Fernbush Lane
Houston, TX 77073.

The Secretary will give these communications to the directors as they are received unless they are voluminous, in which case the Secretary will summarize them and furnish the summary to the directors instead.

The Board's Leadership Structure.

The Company's Board of Directors has a Chairman and a Lead Director.  The Chairman is also the Chief Executive Officer of the Company.  The Lead Director is an independent director and a member of all of the Board's standing committees.  All of the other members of the Board's standing committees are also independent directors.

The Company's executive Chairman primarily chairs Board and stockholder meetings.  He has no other responsibilities in that capacity other than representing the Company to customers, suppliers, stockholders and potential investors in the same manner and to the same extent as other executive officers of the Company.

The Lead Director performs the functions of a chairman of the board with respect to the Company's independent directors, who constitute a majority of the Board.  He plans the agenda and he chairs all meetings of independent directors.  Meetings of independent directors follow regularly-scheduled meetings of the Board and occur at other times as the need arises.  As a member of all of the Board's committees, the Lead Director provides continuity, consistency, transparency and oversight in financial, compensation and corporate governance matters.

The Company believes that this Board structure is appropriate for the Company at this time for several reasons.  The executive Chairman does not serve on any of the Board's committees and does not attend any of the deliberations of the independent directors unless invited to do so, in which case he attends only for the portion of the meeting for which his participation is requested.  Both legally and in practical effect, the Chairman has no greater authority or influence on the Board than any other director.  The independent members of the Board, who constitute a majority of the Board, all have more than sufficient business and professional experience to act independently according to their individual and collective judgment.

The Board's Risk Oversight.

The Board as a whole exercises oversight of the Company's risks as well as through its three standing committees.

The Audit Committee is primarily responsible for matters relating to financial risk.  The Committee holds regularly-scheduled quarterly meetings at which time it reviews materials supplied to it in advance and receives oral reports on a variety of matters, including the Company's SEC filings and related press releases, its internal controls, its independent auditing firm, the independent audit of its internal controls environment, its related party transactions, the financial health of the Company's lending bank, the investment of cash reserves, whistleblower reports, and financial and accounting consultants, if any.  Whistleblower reports are collected by an independent organization specializing in those services and are conveyed to the Chairman of the Audit Committee and to the Company's General Counsel.  The Committee also holds special meetings when circumstances make it advisable to do so.

The Compensation Committee is responsible, among other things, for identifying risks that could be affected by compensation arrangements and for assessing the extent to which they do so.  More information about compensation and risk can be found in the section entitled Compensation Policies and Practices — Risk Management under the heading Executive Compensation.

The Corporate Governance & Nominating Committee is primarily responsible for overseeing risks that can arise from matters of corporate governance by ensuring the independence of directors, assessing the qualifications of nominees for director, and developing a clear and comprehensive Board and management succession plan.

The Board holds regularly-scheduled quarterly meetings at which time it receives reports from operating and executive management on current business activities, future business opportunities and potential acquisitions, as well as an assessment of associated risks.  In addition, independent directors of the Company meet at least quarterly in executive session to discuss matters affecting the management of the Company and any perceived problems or risks associated with the Company's business and management.

Nomination of Directors.  The Board's Corporate Governance & Nominating Committee has the responsibility, among others, to identify and recommend to the Board the nomination by independent directors of qualified candidates for election to the Board.

Mr. Wadsworth was recommended for nomination and elected a director as a result of the December 3, 2009 acquisition of an 80% interest in Ralph L. Wadsworth Construction Company, LLC (RLW) a Utah-based heavy civil construction company.  The purchase agreement provided that after the closing of the acquisition, the Company's Chairman would propose to the Board that Mr. Wadsworth , who is President of RLW and one of its principals, be elected a director of the Company.  The Chairman made that proposal and in January 2010, the Board voted to expand the Board from nine to ten directors and elected Mr. Wadsworth a Class III director to fill the newly created vacancy.  Mr. Wadsworth remains a 5.65% owner of RLW.

On January 22, 2010, the Committee voted to recommend to the Board the nomination of Messrs. Fusilli, Hemsley and Wadsworth for re-election to the Board as Class III directors.  Their current term of office expires at the Annual Meeting.  The Committee also voted to recommend to the Board the nomination of Richard O. Schaum as a Class II director and Robert A. Eckels as a Class I director.

After the Annual Meeting, the term of Class III directors will expire at the 2013 Annual Meeting of Stockholders.  The term of Class II directors will expire at the 2012 Annual Meeting of Stockholders and the term of Class I directors will expire at the 2011 Annual Meeting of Stockholders.  Information about the backgrounds and qualifications of the nominees is set forth above in the sections entitled Background of Nominees and Experience, Qualifications, Attributes and Skills of Nominees and Directors under the heading Election of Directors (Proposal 1).

The Corporate Governance & Nominating Committee seeks to achieve a Board that is composed of individuals who have experience that is relevant to the needs of the Company, who have a high level of professional and personal ethics, and who contribute to the diversity of the Board as defined in its charter.  The Committee looks for candidates with experience in the construction industry and/or in engineering/transportation, finance and accounting, financial reporting, investment, corporate governance, senior management and public sector matters.  The Committee also considers other factors, such as race, gender, geographical representation and other skills and experience that can bring cognitive diversity to the Board and thereby lead to better decisions and solutions.  Candidates are expected to be committed to enhancing shareholder value and to have sufficient time to carry out the duties of a director, both on the Board as a whole and on one or more of its standing committees.  The Corporate Governance & Nominating Committee has not specified any minimum qualifications for serving on the Board.

The Committee has not established a policy regarding the consideration of director candidates recommended by stockholders primarily because the Company has not received recommendations of that kind for more than the last ten years.  If a stockholder wishes to recommend a person as a director candidate, the stockholder may follow the procedure for communicating with the Board that is described above in the section entitled Communicating with the Board.  The Committee would evaluate any candidate recommended by a stockholder in the same manner as any other candidate.  Recommendations of candidates for nomination for the 2011 Annual Meeting of Stockholders must be received by the date set forth below under the heading Submission of Stockholder Proposals.

The Committee uses a variety of methods for identifying and evaluating nominees for director.  Candidates may come to the attention of the Committee through current members of the Board, Company management and employees, professional search firms, stockholders and other persons, but in any event, the Committee conducts an independent evaluation of any candidate and requires and checks references before recommending a candidate for election to the Board.

During 2009, the Committee commenced a process of identifying, interviewing and recommending at least two additional independent directors for election to the Board at the 2010 Annual Meeting of Stockholders.  The search was undertaken because of a perceived need to increase the number of independent directors on the Board. Given that identifying qualified candidates who are willing to serve on a public board of directors is a difficult and time-consuming task, the search was also undertaken in anticipation of the possibility that some of the Company's current independent directors may decide in the future not to stand for re-election.  At present, the Company has six independent directors and four non-independent directors, one of whom will qualify as independent in November 2010 when more than three years will have elapsed since he was Chief Financial Officer of the Company.

Prior to starting the search, the Committee reviewed the experience, qualifications, skills and attributes of current directors to ascertain what experience, qualifications, skills and attributes the Board then had and which, if any, the Board may be lacking.  This information may be found in the section entitled Experience, Qualifications, Attributes and Skills of Nominees and Directors under the heading Election of Directors (Proposal 1).

Suggestions for candidates came from members of the Committee, other independent directors, and a member of senior management.  Mr. Eckels was recommended by a non-management director and Mr. Schaum was recommended by an executive officer.  The Committee did not retain an outside search firm to generate a list of candidates because members determined that the list of candidates developed internally was sufficient.

In reviewing the resumes of candidates, the Committee focused its attention on their experience, qualifications, skills and attributes that would be valuable to the Company and potentially different from those of current directors, and that would therefore broaden the strength, skill sets and capabilities of the Board as a whole.

Accordingly, the differences in professional background, gender, race and geographical representation that can lead to cognitive diversity were all taken into account.  Committee members did not attempt a scientific analysis of these factors, and no weighting or point system was used.  Rather, each member used his personal judgement in assessing the importance and the weight to be given to each factor.  At no time did the Committee feel that it was bound to make a selection of a candidate or to reject a candidate based on differences from, or similarities to, current directors or to other candidates.

In recommending each incumbent director for re-election, diversity was a less important factor because the Committee believed that each of them had in the past and could be expected in the future to make a significant contribution to carrying out the Board's responsibilities.  The two new nominees, if elected, will bring to the Board seasoned executive experience, deep knowledge of, and interest in, corporate governance, as well as extensive experience in the public sector and in transportation infrastructure matters, all of which the Committee believes are important to the Board in carrying out its oversight of the Company's construction business.

Directors' Attendance at Meetings in 2009.  The Board held eleven meetings during 2009.  Mr. Mills did not attend three of those meetings.  During 2009, each of the other directors attended more than 75% of the meetings of the Board while he was a director, as well as all of the meetings of committees of the Board on which he served.  Mr. Mills, who lives in England, does not serve on a Board committee.  All directors attended last year’s Annual Meeting of Stockholders in person.  The Company's policy is to schedule the Annual Meeting of Stockholders to coincide with a regular Board meeting so that directors can attend the Annual Meeting without the Company incurring extra travel and related expenses.

Committees of the Board.  The Board has the following three standing committees:

•	The Audit Committee

•	The Compensation Committee

•	The Corporate Governance & Nominating Committee

The Audit Committee.  The members of the Audit Committee are John D. Abernathy, Chairman, Donald P. Fusilli, Jr., Milton L. Scott and David R. A. Steadman.  The Board has determined that Messrs. Abernathy and Scott are Audit Committee Financial Experts based on the definition of that term contained in applicable regulations.  Their backgrounds are described above under the heading Election of Directors (Proposal 1). The Audit Committee meets at least quarterly and held four meetings in 2009.  The Audit Committee has a charter and it is posted on the Company's website at www.SterlingConstructionCo.com.

The Audit Committee assists the Board in fulfilling its responsibility to oversee the Company's accounting and financial reporting processes and the audits by the Company's independent registered public accounting firm, which is referred to in its charter as the independent auditors.  In particular, the Audit Committee has the responsibility to —

•
Review financial reports and other financial information, internal accounting and financial controls, controls and procedures relating to public disclosure of information, and the audit of the Company's financial statements by the Company's independent auditors;

•	Appoint independent auditors, approve their compensation, supervise their work, oversee their independence and evaluate their qualifications and performance;

•	Review with management and the independent auditors the audited and interim financial statements that are included in filings with the SEC;

•	Review the quality of the Company's accounting policies;

•	Review with management major financial risk exposures;

•	Review and discuss with management the Company’s policies with respect to press releases on earnings and earnings guidance, including the use of pro forma information;

•	Review all proposed transactions between the Company and related parties in which the amount involved exceeds $50,000; and

•	Provide for the confidential, anonymous submission by employees and others of concerns regarding questionable accounting or auditing matters.

The Audit Committee Report.  In fulfillment of its responsibilities, the Audit Committee has —

•	Reviewed, and met and discussed with management and the Company's independent registered public accounting firm the Company's 2009 audited consolidated financial statements;

•
Discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•
Received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant's independence, and based and in reliance on the foregoing review and discussions; and

•
Recommended to the Board, and the Board has approved the inclusion of the Company's audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC.

Submitted by the members of the Audit Committee on March 26, 2010

John D. Abernathy, Chairman                                                           Milton L. Scott
Donald P. Fusilli, Jr.                                                                              David R. A. Steadman

The Compensation Committee.  The members of the Compensation Committee are Robert W. Frickel, Chairman, John D. Abernathy and Donald P. Fusilli, Jr.  The Compensation Committee held six meetings in 2009.  The Compensation Committee has a charter and it is posted on the Company's website at www.SterlingConstructionCo.com.

The Compensation Committee oversees senior-level compensation arrangements and has particular responsibility to —

•	Review and approve any corporate goals and objectives relating to the compensation of the Company's chief executive officer; chief financial and other executive officers;

•	Evaluate the performance of the Company's chief executive officer; chief financial and other executive officers in light of those corporate goals and objectives;

•
Either as a committee or together with the other independent directors (as directed by the Board), determine and approve the compensation of the Company's chief executive officer; chief financial and other executive officers, and together with the boards of directors of the Company's subsidiaries, to determine and approve the compensation of their senior officers;

•
Either as a committee or together with the other independent directors (as directed by the Board), review and approve any employment agreements, severance arrangements, change-in-control arrangements or special or supplemental employee benefits, and any material amendments to the foregoing, that are applicable to senior officers of the Company and, together with the boards of directors of the Company's subsidiaries, that are applicable to their senior officers;

•
Either as a committee or together with the other independent directors (as directed by the Board), administer the Company's stock plans and make grants of stock options and other awards as provided in those plans;

•	Make recommendations to the Board regarding incentive compensation plans and equity-based plans for other senior officers and those of the Company's subsidiaries;

•	Advise the Corporate Governance & Nominating Committee on the compensation of directors, including the chairman of the board and the chairpersons of the committees of the Board; and

•	Make a recommendation to the Board of Directors as to the inclusion of the Compensation Discussion and Analysis in SEC filings.

The scope of the Committee's authority is described above.  In exercising its authority and carrying out its responsibilities, the Committee meets to discuss proposed employment agreements, salaries and cash and equity incentive awards based on information circulated in advance of the meeting by the Chairman of the Committee.  This information may include salaries of comparable officers in comparable companies in the construction industry and the Company's financial results for the year on which a large portion of incentive awards are based.  The Committee may not delegate any of its responsibilities, but may share them with other independent directors as described above in the summary of its responsibilities.  The Committee discusses an executive officer's compensation in advance of making a decision on it.  For a description of the compensation of executives of the Company and other senior officers, see the information below under the heading Executive Compensation.

Compensation Committee Interlocks and Insider Participation.

During 2009, Robert W. Frickel, John D. Abernathy and Donald P. Fusilli, Jr. served on the Compensation Committee.  None of these Compensation Committee members is or has been an officer or employee of the Company.  Mr. Frickel is President of R.W. Frickel Company, P.C., an accounting firm that in 2009 performed certain tax services for the Company.  In 2009, the Company paid or accrued for payment to R.W. Frickel Company approximately $41,600 in fees.  As noted above, in January 2010, the CPA practice of R.W. Frickel Company was acquired by Doeren Mayhew, a certified public accounting and consulting firm based in Troy, Michigan.

None of the Company's executive officers served as a director or member of the compensation committee, or of any other committee serving an equivalent function, of any other entity that has an executive officer who is serving or during 2009 served as a director or member of the Compensation Committee of the Company.

The Compensation Committee Report.

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis set forth below under the heading Executive Compensation.  Based on that review and those discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's proxy statement on Schedule 14A.

Submitted by the members of the Compensation Committee on March 26, 2010

Robert W. Frickel, Chairman
John D. Abernathy
Donald P. Fusilli, Jr.

The Corporate Governance & Nominating Committee.  The members of the Corporate Governance & Nominating Committee are Milton L. Scott , Chairman, John D. Abernathy, Robert W. Frickel and David R. A. Steadman.  The Corporate Governance & Nominating Committee held five meetings in 2009.  The Company has adopted a Code of Business Conduct & Ethics that complies with SEC rules and applies to all the officers and in-house counsel of the Company and its subsidiaries.  Both the Committee's charter and the Code are posted on the Company’s website at www.SterlingConstructionCo.com.

The Corporate Governance & Nominating Committee assists the Board in fulfilling its responsibility for corporate governance and in particular has the responsibility to —

•	Develop and recommend to the Board appropriate corporate governance principles and rules;

•	Recommend appropriate policies and procedures to ensure the effective functioning of the Board;

•	Identify and recommend to the Board qualified candidates for nomination for election to the Board;

•	Recommend directors for membership on Board committees;

•	Develop and make recommendations to the Board regarding standards and processes for determining the independence of directors under applicable laws, rules and regulations;

•	Develop and oversee the operation of an orientation program for new directors and determine whether and what form and level of continuing education for directors is appropriate;

•
Periodically review the Company's Code of Business Conduct & Ethics and its Insider Trading Policy to ensure that they remain responsive both to legal requirements and to the nature and size of the business; and

•	With the advice of the Chairman of the Compensation Committee, make recommendations to the Board for the remuneration of non-employee directors, committee members and committee chairpersons.

Director Compensation.

The Company does not pay additional compensation for serving on the Board of Directors to directors who are employees of the Company or its affiliates, namely Messrs. Manning, Harper and Wadsworth.*  The following table contains information concerning the compensation paid for 2009 to non-employee directors.  All dollar amounts are rounded to the nearest dollar.

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1)(3) ($)	Total (2)(4) ($)
John D. Abernathy (Lead director) Chairman of the Audit Committee Member of the Compensation and Corporate Governance & Nominating Committees	42,444	50,000	92,444
Robert W. Frickel Chairman of the Compensation Committee Member of the Corporate Governance & Nominating Committee	33,744	50,000	83,744
Donald P. Fusilli, Jr. Member of the Audit Committee Member of the Compensation Committee	28,633	50,000	78,633
Maarten D. Hemsley	22,533	50,000	72,533
Christopher H. B. Mills	21,933	50,000	71,933
Milton L. Scott Chairman of the Corporate Governance & Nominating Committee Member of the Audit Committee	34,044	50,000	84,044
David R. A. Steadman Member of the Audit Committee Member of the Corporate Governance & Nominating Committee	24,033	50,000	74,033

*
Kip L. Wadsworth became a director of the Company in January 2010 and is an employee of RLW.  Since the acquisition of RLW by the Company, RLW has paid him approximately $57,000 in his capacity as President of RLW, consisting of his regular salary and a pay-out of his accrued but unused vacation for the year.

(1)
This is the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718.  No amounts earned by a director have been capitalized on the balance sheet for 2009.  The cost does not reflect any estimates made for financial statement reporting purposes of future forfeitures related to service-based vesting conditions.  The valuation of the awards was made on the equity valuation assumptions described in Note 7 of Notes to Consolidated Financial Statements.  None of the awards has been forfeited to date.

(2)
During 2009, none of the non-employee directors received any other compensation for any service provided to the Company.  All directors are reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings of the Board and Board committees.  Directors living outside of North America, currently only Mr. Mills, have the option of attending regularly-scheduled in-person meetings by telephone, and if they choose to do so, they are paid an attendance fee as if they had attended in person.

(3)
As a condition to receiving this award, the director agrees that so long as he is a director of the Company, he will retain and not sell or otherwise dispose of at least that number of shares of the Company's common stock that have been awarded to him as director compensation that is equal in market value to the sum of the cash fees paid to him in the previous two calendar years.

(4)
The following table shows at December 31, 2009 for each non-employee director the grant date fair value of each outstanding stock award that has been expensed, the aggregate number of shares of stock awarded, and the number of shares underlying outstanding stock options.

Name	Grant Date	Securities Underlying Option Awards Outstanding at December 31, 2009 (#)	Aggregate Stock Awards Outstanding at December 31, 2009 (#)	Grant Date Fair Value of Stock and Option Awards ($)
John D. Abernathy	5/19/2005	5,000		27,950
	5/6/2009		2,800	50,000
Total		5,000	2,800	77,950
Robert W. Frickel	7/23/2001	12,000		57,600
	5/19/2005	5,000		27,950
	5/6/2009		2,800	50,000
Total		17,000	2,800	135,550
Donald P. Fusilli, Jr.	5/8/2009		2,800	50,000
Maarten D. Hemsley	7/18/2007	2,800		27,640
	7/18/2006	2,800		45,917
	7/18/2005	2,800		17,534
	5/6/2009		2,800	50,000
Total		8,400	2,800	141,091
Christopher H. B. Mills	5/6/2009		2,800	50,000
Milton L. Scott	5/6/2009		2,800	50,000
David R. A. Steadman	5/6/2009		2,800	50,000

Standard Director Compensation Arrangements.  The following table shows the current standard compensation arrangements for non-employee directors, which were adopted by the Board on May 8, 2008.

Annual Fees
Each Non-Employee Director	$17,500
An award (on the date of each Annual Meeting of Stockholders) of restricted stock that has an accounting income charge of $50,000 per grant.*
Additional Annual Fees for Committee Chairmen
Chairman of the Audit Committee	$12,500
Chairman of the Compensation Committee	$7,500
Chairman of the Corporate Governance & Nominating Committee	$7,500
Meeting Fees
In-Person Meetings	Per Director, Per Meeting
Board Meetings	$1,500
Committee Meetings
Audit Committee Meetings in connection with a Board meeting not in connection with a Board meeting Other Committee Meetings in connection with a Board meeting not in connection with a Board meeting	$1,000 $1,500 $500 $750
Telephonic Meetings — Board & committee meetings
One hour or longer	$1,000
Less than one hour	$300

*
The shares awarded are considered restricted because they may not be sold, assigned, transferred, pledged or otherwise disposed of until those restrictions expire.  The restrictions for the award to each non-employee director of 2,800 shares that was made on May 6, 2009 expire on May 5, 2010, the day before the 2010 Annual Meeting of Stockholders, but earlier if the director dies or becomes disabled or if there is a change in control of the Company.  The shares are forfeited if before the restrictions expire, the director ceases to be a director other than because of his death or disability.

STOCK OWNERSHIP INFORMATION

Security Ownership of Certain Beneficial Owners and Management.  The following table sets forth certain information at March 1, 2010 about the beneficial ownership of shares of the Company's common stock by each person or entity known to the Company to own beneficially more than 5% of the outstanding shares of common stock; by each nominee and director; and by each executive officer named below in the section entitled Summary Compensation Table for 2009 under the heading Executive Compensation; and by all directors and executive officers as a group.  The Company has no other class of equity securities outstanding.

Based on information furnished by the beneficial owners, the Company believes that those owners have sole investment and voting power over the shares of common stock shown as beneficially owned by them, except as stated otherwise in the footnotes to the table.

Rule 13d-3(d)(1) of the Securities Exchange Act of 1934 requires that the percentages listed in the following table assume for each person or group the acquisition of all shares that the person or group can acquire within sixty days of March 1, 2010 (for instance by the exercise of a stock option) but not the acquisition of the shares that can be acquired in that period by any other person or group listed.

Except for the entities listed below and Mr. Mills, the address of each beneficial owner is the address of the Company.

Name and Address of Beneficial Owner	Number of Outstanding Shares of Common Stock Owned	Shares Subject to Purchase*	Total Beneficial Ownership	Percent of Class
Bank of America Corporation 100 North Tryon Street — Floor 25 Bank of America Corporate Center Charlotte, North Carolina 28255	1,680,230 (1)	—	1,680,230	10.45%
Bank of New York Mellon Corporation One Wall Street, 31st Floor New York, New York 10286	851,005 (2)	—	851,005	5.29%
Royce & Associates, LLC 745 Fifth Avenue New York, NY 10151	892,071 (3)	—	892,071	5.55%
John D. Abernathy	52,331(4)	5,000	57,331	†
Robert A. Eckels	—	—	—	—
Robert W. Frickel	70,169 (4)	17,000	87,169	†
Donald P. Fusilli, Jr.	6,962 (4)	—	6,962	†
Joseph P. Harper, Sr.	389,474 (5)	163,574	553,048	3.40%
Maarten D. Hemsley	174,788 (4)(6)	8,400	183,188	1.14%
Patrick T. Manning	43,557 (7)	28,800	72,357	†
Christopher H. B. Mills ℅ North Atlantic Value LLP Ryder Court, 14 Ryder Street, London SW1Y 6QB, England	20,169 (4)	—	20,169	†
Richard O. Schaum	—	—	—	—
Milton L. Scott	8,169 (4)	—	8,169	†
David R. A. Steadman	27,169(4)	—	27,169	†
Kip L. Wadsworth	—	—	—	—
James H. Allen, Jr.	15,000	9,138	24,138	†
Roger M. Barzun	22,161	3,160	25,321	†
All directors and executive officers as a group (12 persons)	829,949 (8)	235,072	1,065,021	6.53%
*	These are the shares that the entity or person can acquire within sixty days of March 1, 2010.
†	Less than one percent.

The information in footnotes 1 through 4, below, is based on Schedule 13G's and amendments thereto that have been filed with the Securities and Exchange Commission by the named entity on the dates indicated.

			Voting Power		Dispositive Power
	Filing Date	Name	Sole	Shared	Sole	Shared
(1)	February 3, 2010	Bank of America Corporation	—	1,452,914	—	1,680,230
		Bank of America, NA	23	1,451,391	23	1,678,707
		Columbia Management Advisors, LLC	1,451,391	—	1,411,197	267,510
		IQ Investment Advisors LLC	—	1,500	—	1,500
(2)	February 4, 2010	Bank of New York Mellon Corporation	823,013	—	829,656	1,449
(3)	February 9, 2010	Royce & Associates, LLC	892,071	—	892,071	—

(4)
This number includes 2,800 restricted shares awarded to this non-employee director as described above in the section entitled Director Compensation under the heading Board Operations.  The restrictions expire on May 5, 2010, the day preceding the 2010 Annual Meeting of Stockholders, but earlier if the director dies or becomes disabled or if there is a change in control of the Company.  The shares are forfeited before the expiration of the restrictions if the director ceases to be a director other than because of his death or disability.

(5)	This number includes 8,600 shares held by Mr. Harper as custodian for his grandchildren.

(6)	This number excludes shares owned by the Maarten and Mavis Hemsley Family Foundation. Of the total number of shares, 143,924 shares are pledged as security.

(7)	All of these shares have been pledged as security.

(8)	See the footnotes above for a description of certain of the shares included in this total.

Section 16(a) Beneficial Ownership Reporting Compliance.  Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than 10% of the Company’s equity securities (insiders) to file with the SEC reports of beneficial ownership of those securities and certain changes in beneficial ownership on Forms 3, 4 and 5, and to give the Company a copy of those reports.

Based solely upon a review of Forms 3 and 4 and amendments to them furnished to the Company during 2009, any Forms 5 and amendments to them furnished to the Company relating to 2009, and any written representations that no Form 5 is required, all Section 16(a) filing requirements applicable to the Company’s insiders were satisfied except as follows:

Mr. Manning failed to timely file a Form 4 covering the sale of 600 shares of the Company's common stock on September 6, 2009, the result of his broker's margin call, because the broker failed to notify him of the sale.  In addition, it was discovered late in 2009 that there was a discrepancy in the number of shares held by Mr. Manning between his Form 4 filings and his broker's records.  A Form 5 reporting the September sale and providing the correct number of shares held by Mr. Manning at December 31, 2009 was filed on February 9, 2010.

Mr. Harper failed to timely file a Form 4 covering the sale of 5,000 shares under a 10b5-1 plan on January 12, 2009 because the broker failed to give notification of the sale.  In addition, it was discovered late in 2009 that there was a discrepancy in the number of shares held by Mr. Harper between his Form 4 filings and his broker's records.  A Form 5 reporting the sale and providing the correct number of shares held by Mr. Harper at December 31, 2009 was filed on February 16, 2010.

EXECUTIVE COMPENSATION

Introduction.  The Company is required under applicable rules and regulations to furnish information about the compensation of the Company's Chief Executive Officer, its Chief Financial Officer and its three most highly compensated executive officers other than the Chief Executive Officer and Chief Financial Officer who were serving as executive officers at the end of 2009.  Because these executive officers are named in the Summary Compensation Table for 2009, they are sometimes referred to as the named executive officers.  The named executive officers are as follows:

Patrick T. Manning	Chairman & Chief Executive Officer
Joseph P. Harper, Sr.	President & Chief Operating Officer, Treasurer
James H. Allen, Jr.	Senior Vice President & Chief Financial Officer
Roger M. Barzun	Senior Vice President & General Counsel, Secretary
The compensation of these executives, which is based on employment agreements between the Company and the executives, is described and discussed in the sections listed below:

•	The Compensation Discussion and Analysis, which covers how and why executive compensation was determined.

•	The Employment Agreements of Named Executive Officers, which describes the important terms of the executives' employment agreements.

•
The Potential Payments upon Termination or Change-in-Control, which as its name indicates, describes particular provisions of the executives' employment agreements relating to the termination of their employment and a change in control of the Company.

•	The Summary Compensation Table for 2009, which shows the cash and equity compensation the Company paid to the named executive officers for 2009, 2008 and 2007.

•
The table of Grants of Plan-Based Awards for 2009, which shows details of any equity and non-equity awards made to the named executive officers for 2009 and describes the plans under which the Company made those awards.

•
The table of Option Exercises and Stock Vested for 2009, which shows the number of shares the named executive officers purchased under their stock options in 2009 and the dollar amount of the difference between the market value of the shares purchased on the date of purchase and the option exercise price.

•
The table of Outstanding Equity Awards at December 31, 2009, which as its name indicates, shows the stock options held by the named executive officers at year's end and gives other details of their option awards.

Compensation Discussion and Analysis

Introduction.  This discussion and analysis of executive compensation is designed to show how and why the compensation of the named executive officers has been determined.  Their compensation is determined by the Compensation Committee of the Board of Directors (the Committee) which is composed of three independent directors of the Company.  This section also includes a discussion of the Company's compensation policies and practices as they relate to risk and risk-taking by all employees of the Company, including the named executive officers, in the section below entitled Compensation Policies and Practices — Risk Management.

Compensation Objectives.  The Committee's compensation objectives for each of the named executive officers as well as for other management employees is to provide the employee with a rate of pay for the work he does that is appropriate in comparison to similar companies in the industry and that is considered fair by the executive and the Company; to give the executive a significant incentive to make the Company financially successful; and to give him an incentive to remain with the Company.

Employment Agreements.  The Company believes that compensating an executive under an employment agreement has the benefit of assuring the executive of continuity, both as to his employment and the amounts and elements of his compensation.  At the same time, an employment agreement gives the Company some assurance that the executive will remain with the Company for the duration of the agreement, and enables the Company to budget salary costs over the term of the agreement.  All elements of the compensation of the named executive officers are paid according to the terms of their employment agreements.

How the Terms of the Employment Agreements Were Determined.  The agreements under which the Company compensated the executives in 2009 became effective as of July 2007, when the prior employment agreements of Messrs. Manning and Harper expired and when Mr. Allen was first employed by the Company.

The Committee's starting point was a written salary and cash incentive bonus proposal made by Messrs. Manning and Harper for themselves and for the five senior managers of Texas Sterling Construction Co. (TSC) which operates in Texas.  Mr. Allen had not then joined the Company.  In connection with the proposal, Messrs. Manning and Harper stressed their belief in the importance of a team approach to compensation, an approach that is designed to avoid the disruptive effects of variations in compensation levels between managers of equal responsibility and importance to the Company.

The Committee discussed the proposal in the course of several meetings.  No member of senior management to be covered by the employment agreements, including Messrs. Manning and Harper, was present at any of the Committee's deliberations and discussions.

Compensation Principles and Policies.  In the course of their discussions, members of the Committee came to a consensus on the following general compensation principles to serve as a guide for their further discussion of the compensation of Messrs. Manning, Harper and Allen as well as of the five senior managers of TSC:

•	Compensation should consist of two main elements, base salary and cash incentive bonus in order to achieve the compensation objectives discussed above.

•
Equity compensation should not be an element of compensation for executives who already hold a substantial number of shares of the Company's common stock, or who already hold options to purchase a substantial number of shares of common stock, or both.

•
The cash incentive bonus element of compensation should be divided into two parts: 60%, of the incentive bonus should be based on the achievement by the Company, on a consolidated basis, of financial goals, and 40%, should be based on the achievement by the executive of personal goals to be established annually in advance by the Committee in consultation with the executive.

•
Perquisites such as car allowances, reimbursement of club dues and the like should not be an element of compensation because salaries should be designed to be sufficient for the executive to pay these items personally.

The Committee should determine at the end of each year the extent to which each of Messrs. Manning, Harper and Allen has achieved his personal goals, as provided in the Committee’s charter.

In determining individual compensation levels, the Committee should take into account, among other things, the following:

•	The elimination of stock options as an element of compensation (except for Mr. Allen, who was a new employee in 2007.)

•	The executives' existing salaries.

•	Salaries of comparable executives in the industry.

•	Wage inflation from 2004 through 2007, to the extent applicable.

•	The Company's growth since July 2004, when the prior employment agreements of Messrs. Manning and Harper became effective, and the resulting increase in senior management responsibilities.

•	The total amount that is appropriate for the Company to allocate to the compensation of the Company's senior management given the Company's size and industry.

•	The elimination of perquisites.

Compensation Consultant.  To assist them in evaluating management's proposed salary and bonus structure, in May 2007, the Committee authorized its Chairman to retain the services of Hay Group, a large firm that performs a number of consulting services for its clients, including the benchmarking of executive compensation.  The Committee's Chairman instructed Hay Group to prepare an analysis of the levels of compensation payable to Messrs. Manning, Harper and the five senior managers of TSC under their July 2004 employment agreements, and to compare them to a representative, or peer, group of similar companies.  Mr. Allen joined the Company in July 2007 just before Hay Group's report was finished and as a result, its analysis did not cover his compensation.

The peer group was selected by Hay Group in consultation with the Chairman of the Committee and Messrs. Manning and Harper.  It consisted of eight engineering and construction companies with 2006 revenues of between $85 million and $651 million.  The following is a list of companies in the peer group:
Devcon International Corp.
Furmanite Corporation
Modtech Holdings Inc.
Meadow Valley Corporation
SPARTA, Inc. (Delaware)
Great Lakes Dredge & Dock Company
Insituform Technologies Inc.
Michael Baker Corporation

The Committee determined that although these companies are in different areas of the construction and engineering industry, they present an appropriate range in size and types of construction-related businesses to which to compare the Company.

After distributing its Executive Compensation Report to members of the Committee, two representatives of Hay Group reviewed its findings in detail at a meeting of the Committee held at the end of July 2007.  The report was based on financial information for calendar year 2006, the Company's then most recently completed full fiscal year.  The following is a summary of the report:

•
Except for net income, the Company was at or about the median of the peer group in sales, assets, market capitalization and number of employees.  In total shareholder return, growth in income before interest and taxes, and return on investment, the Company was above the peer group.

•	The Company's 2006 net income was above the peer group, and its stockholders' equity was 135% of the peer-group median.

•
Using the peer group, the base salaries of Messrs. Manning and Harper under their July 2004 agreements were 64% and 81%, of the median, respectively; the sum of their base salaries and annual cash incentive awards were 130% and 150% of the median, respectively; and their total direct compensation (which includes equity compensation) was 86% and 93% of the median, respectively.

•
Using Hay Group's national general industry database, updated to July 2007, the base salaries of Messrs. Manning and Harper under the July 2004 agreements were below the median, 91% and 81% respectively, but their total cash compensation was above the median, 144% and 132%, respectively.

The Committee concluded from the report that it is the financial success of the Company and the resulting incentive bonuses that caused the total compensation of Messrs. Manning and Harper at that time to be above the median.

Hay Group's Services.  Because of the work Hay Group did for the Committee, the Board's Corporate Governance & Nominating Committee retained Hay Group to do a similar analysis and report relating to the compensation of the Company's non-employee directors.  Neither the Committee nor the Board asked Hay Group for, and Hay Group did not make, any recommendations as to amounts, types or forms of compensation that should be paid to executives or directors.  Hay Group performed no other services of any kind for the Committee, the Board, or the Company.  Hay Group's fees for services for both reports totaled $40,184.

Compensation Levels.  It was the consensus of the Committee that both the salary and cash incentive bonus levels of Messrs. Manning and Harper should be significantly above the peer-group median to reflect the following:

•	The Company's excellent, above-median performance in net income and stockholders' equity compared to the peer group.

•	The growth of the Company since 2004 and the resulting increase in the complexity of its business.

•	The elimination of equity as an element of compensation.

To account for the elimination of long-standing perquisites, the Committee added $25,000 to the proposed base salaries of both executives.  In addition, the Committee took into account the fact that under FASB ASC 718, the elimination of equity compensation caused the proposed $3.41 million of total compensation for the seven-person management group (consisting of Messrs. Manning, Harper and the five senior managers of TSC) to be below the total of prior years.

Because of management's expressed desire for a team concept of compensation, the Committee agreed with the proposal of Messrs. Manning and Harper that their own salaries and cash incentive bonuses be the same, reflecting their belief that each has different but equal levels of responsibility and expertise.

Since Mr. Allen's compensation was not a subject of Hay Group's report, the Committee established his salary based on a number of factors, including Mr. Allen's thirty years of experience in Houston with a major public accounting firm, nineteen of those years concentrated in the construction industry; his financial and business experience; the compensation package requested by Mr. Allen; and Committee members' own judgment of what is a reasonable level of compensation.  The Committee granted him the stock option described below so that like other members of senior management, he would have a long-term, equity interest in the Company.  The Committee determined that Mr. Allen would be compensated under the same form of employment agreement as the one agreed upon with Messrs. Manning and Harper.

As discussed above, Messrs. Manning and Harper's base salaries in 2006 were below the median of Hay Group's national general industry database.  When combined with their incentive compensation, their total compensation was above the median.  This was referred to in the Hay Group Report as a "highly leveraged" compensation strategy, namely one in which the executive is paid a base salary less than the median of comparable companies, but greater than that median when the Company meets or exceeds goals established by the Committee.  The Committee believes that this strategy is beneficial to the Company and does not create an incentive to take excessive risks, as more fully discussed below in the section entitled Compensation Policies and Practices — Risk Management.

Incentive Goals — Base Deferred Salary.  The Committee's first inclination was to have 60% of cash incentive bonuses tied solely to a financial measurement that is found in the Company's annual audited financial statements.  Mr. Harper advised the Committee that EBITDA had been used in the past as a measure of financial performance because it was the number on which management believed that its performance has the most direct effect.  Mr. Harper also noted that the threshold for bonus achievement was 75% instead of 100% of budgeted EBITDA because in the past, base salaries had been intentionally set at a relatively low level, a fact supported by the Hay Group report.  The relatively easily achieved cash incentive bonus together with base salary was intended to yield fair base compensation, but was also intended to conserve cash by keeping salaries low in years in which the Company had especially poor financial performance and did not even achieve 75% of budgeted EBITDA.

The Committee agreed to maintain this concept, but determined that it would be better structured by revising the salary arrangements.  The Committee divided salary into two parts; one part, to be referred to as Base Payroll Salary and to be paid in periodic installments through the payroll system; the other part to be referred to as Base Deferred Salary and paid in a lump sum after year end only if 75% of budgeted EBITDA is achieved.  This division recognized the former dual nature of Base Deferred Salary as both an element of salary and as an element of incentive compensation.

The Committee concluded that performance-based compensation, including for this purpose Base Deferred Salary, should be approximately equal to base salary.  This conclusion was based in part on the fact that the prior employment agreements provided a range of incentive compensation that was capped at 100% of base salary, and in part on the personal judgment of the Committee members.

The Committee first determined what it believed to be an appropriate base salary and an appropriate maximum compensation level based, among other things, on Messrs. Manning's and Harper's request, and allocated the difference between the two amounts, half to Base Deferred Salary with its EBITDA goal, and half to cash incentive bonus with its financial and personal goals.

Based on the foregoing, maximum incentive compensation for each of Messrs. Manning and Harper was 89% of base salary.  In the case of Mr. Allen, his performance-based compensation when combined with his equity compensation is approximately 60% of his base salary.

EBITDA is a term defined in the employment agreements and means Earnings Before Interest, Taxes, Depreciation and Amortization.  It is calculated by starting with Earnings, which is the amount listed as "Net income" on the Company's Consolidated Statements of Operations for 2009.  The following items are then added to Earnings:

•	The amount listed as "Interest expense" on the Company's Consolidated Statements of Operations for 2009.

•	The amount listed as "Depreciation and amortization" on the Company's Consolidated Statements of Cash Flows for 2009.

•	The amount listed as "Income tax expense" on the Company's Consolidated Statements of Operations for 2009.

•
Directors' fees, which are paid only to non-employee directors.  Fees paid to non-employee directors are included in the amount listed as "General and administrative expenses" on the Company's Consolidated Statements of Operations for 2009.  The amount of fees paid to non-employee directors for 2009 can be found above in the section entitled Director Compensation under the heading Board Operations.

•
Any extraordinary item (if it is a negative number) for 2009.  A negative extraordinary item is one that is both unusual and unrelated to the enterprise’s ordinary activities and occurs infrequently, such as a loss from an act of nature that is rare in the locality where the enterprise operates.  In 2009 there were no negative extraordinary items.

The following items are then subtracted from Earnings:

•	The amount listed as "Interest income" on the Company's Consolidated Statements of Operations for 2009.

•
Any extraordinary item (if it is a positive number) for 2009.  An example would be the following:  A construction contractor acquires land (the only land it owns) on which to construct a facility.  Shortly after the purchase, the contractor abandons all plans for the facility.  The contractor then holds the land for appreciation in value.  After ten years, the contractor sells the land for a gain.  The gain would be a positive extraordinary item.  In 2009 the Company had no positive extraordinary items.

In 2009 budgeted EBITDA was $43.02 million, 75% of budgeted EBITDA was $32.4 million and actual EBITDA was $51.17 million.

Incentive Goals — Cash Incentive Bonus.  In keeping with its principle of basing cash incentive bonuses on the achievement of a financial measurement that can be determined by direct reference to the Company's annual audited financial statements, the Committee decided to base 60% of cash incentive bonuses on achieving budgeted, fully-diluted earnings per share in the belief that it is a measure that most directly affects a stockholder's investment in the Company; and 40% on the achievement of personal goals by the executives.  Budgeted fully-diluted earnings per share are calculated according to FASB ASC Topic 260 using the numbers in the Board-approved annual budget.  In 2009, budgeted, fully-diluted earnings per share were $1.29 and actual fully-diluted earnings per share were $1.70.  Therefore, both financial goals for 2009 were met.

The members of the Compensation Committee consist of a Certified Public Accountant specializing in construction companies; a Certified Public Accountant formerly the managing partner of a major accounting firm and chief operating officer of a major law firm; and a former chief executive officer of a construction engineering company.  Accordingly, in arriving at all the Committee's decisions regarding appropriate compensation and incentive levels, in addition to the other factors discussed above, members also exercised their personal judgment.

Incentive Goals — Personal.  Personal goals are established annually in advance by the Committee in consultation with the executive.  The extent of their achievement is assessed after the end of the year.  For 2009, the personal goals of Messrs. Manning, Harper and Allen are summarized as follows:

Patrick T. Manning.
•	To improve the business development function in order to be able to take advantage of design-build opportunities.
•	To improve investor relations in order to maximize the Company's exposure to the investing public.
•	To improve support for merger and acquisition activities to further the Company's growth.

Joseph P. Harper, Sr.
•	Succession planning for the Nevada operation by expanding vice president level management skills and knowledge base.
•
To develop a report to the Board by year end of succession planning for the president, chief operating officer and chief financial officer positions, including increased attention to vice president level operating and financial personnel.

•	To continue to effect the change to "green" operations, including influencing mangers to consider the environmental as well as the economic effects of their decisions.
•	To expand the scope of the acquisition program to increase the number of potential targets and to broaden the types of transactions considered.

James H. Allen, Jr.
•	To complete the design for the financial function so that it is capable of serving a public company with $600 million of revenues in five offices.
•	To manage and mentor a successor to the chief financial officer position.
•	To complete the establishment of a mentoring program for all members of the financial function to include:
o	An assessment of the skills of each member;
o	Identification of training and goals required to obtain skills for current positions and growth into other positions;
o	A review with each member of his/her training requirements and goals; and
o	An appraisal of the performance of members in current positions in achieving training and goals.
•
To continue to manage the completion of Forms 10-Q and 10-K and related information, such as loan covenant compliance, in a timely fashion to allow for review by management, the Audit Committee and the Board.

•	To establish a process for risk management and Sarbanes-Oxley purposes as well as for accounting, financial and tax purposes for fuel-hedging activities using exchange-traded funds.

Roger M. Barzun
Mr. Barzun's compensation and cash incentive bonus are in the sole discretion of the Committee.  Accordingly, he has no specific personal goals other than to carry out his duties and responsibilities as General Counsel and Secretary of the Company.

Termination of Employment Events.  The obligations of the Company under the employment agreements in the event of the termination of the employment of the named executive officers or a change in control of the Company are described in detail in the section entitled Potential Payments Upon Termination or Change-in-Control, below.

The Committee's principle in setting termination provisions was based on the belief that, absent a termination for cause, an employee should at least receive the Base Deferred Salary and cash incentive bonus that he would have earned had his employment not terminated, but prorated for the portion of the year during which he was an employee.  The Committee made an exception to this in the event the executive voluntarily resigns, in which case the Committee determined that payment of any cash incentive bonus is not warranted because incentives are designed in part to encourage the employee to remain in the Company's employ.

In accordance with a sense of basic fairness, the Committee determined that in the event that termination is by the Company without cause or because of an uncured breach by the Company of the employment agreement, the executive should also receive his base salary and benefits for the balance of the term of the agreement, but for at least twelve months.

The Committee did not believe that any special payments should be made to executives in the event of a change in control of the Company because the protections afforded by their employment agreements against termination without cause would be unaffected by a change in control.  The executives' outstanding stock options by their terms vest in full in the event of a change in control.  The acceleration of vesting is based on the assumption that a change in control often results in a change in senior management.  Absent accelerated vesting, a termination without cause after a change in control could unfairly reduce or eliminate the benefit of an outstanding stock option depending on when the change occurs.

If the executive is terminated for cause, no payments are made to him except accrued salary through the date of termination, and all his stock options immediately terminate.

Base Deferred Salary and Incentive Awards for 2009.

As noted above, for 2009, both the EBITDA and earnings-per-share goals were met.

The level of achievement of personal goals for 2009 of Messrs. Manning, Harper and Allen were assessed and determined as follows:

Messrs. Manning and Harper gave a written assessment to the Committee of the extent of the accomplishment by Mr. Allen of his goals for 2009, stating that in their opinion, he had completed all of them.  Since several of Mr. Allen's goals involve management issues, the Committee relied on Messrs. Manning's and Harper's assessments.

Messrs. Manning and Harper each gave a written assessment to the Committee of the extent of the accomplishment of his own goals for 2009 and concluded that his own percentage of completion was 90% and 75% to 85%, respectively.

In the Committee's view, quantitative (as opposed to qualitative) measurement of the personal goals summarized above is not practical or useful.  The Committee agreed with the assessment of the completion of Mr. Allen's goals.  With respect to Messrs. Manning and Harper, the Committee concluded that the time and effort spent by them on the successful completion of the $64.7 million acquisition of Ralph L. Wadsworth Construction Company, LLC and the $46.8 million public offering of common stock, neither of which were anticipated when their 2009 personal goals were adopted, effectively became unavoidable, substitute goals for each of them and would have a greater beneficial impact on the long-term success of the Company than would the completion of the unfinished portions of their 2009 goals.  As a result, the Committee determined to award the maximum cash incentive compensation to each of Messrs. Manning, Harper and Allen.

The Committee, in the exercise of its discretion and based on the personal judgment of the Committee members, awarded Mr. Barzun a cash incentive bonus of $100,000 and increased his annual salary to $88,000.

Compensation Policies and Practices — Risk Management.

This section describes the Company's risks that have the potential to be affected by the Company's compensation policies and practices applicable to all employees and in particular, by its incentive compensation arrangements.

Background.  The Compensation Committee commenced a re-assessment of compensation-related risks in the fourth quarter of 2009.  Compared to other businesses, the Company's business risks that are likely to be affected by compensation policies and practices are relatively clear and have not changed in recent years.  Consequently, the Committee elected not to hire an outside adviser in undertaking its re-assessment.

As a general matter, the Company's policy with respect to incentive compensation, as opposed to regular wages and salary, is to encourage behavior that will benefit and improve the Company's financial results and financial condition and thereby benefit its shareholders.  Because regular wages and salary are paid periodically, are considered to be competitive and are not paid for the achievement of a specific goal, they do not by themselves affect risk-taking.

After the Committee's re-assessment, it was the belief of members that the Company's compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.  The basis for this belief is discussed below.

The Company's Risks.  Many of the risks that the Company faces are outside the control of management, such as economic and weather conditions; the failure of government agencies to let construction contracts or the cancellation of contracts already let; local, state and federal funding of infrastructure construction and repairs; actions of suppliers; terrorist attacks, and the like.  For a full description of the Company's significant risk factors see Item 1A.  Risk Factors in the Company's 2009 Annual Report, which is available with this Proxy Statement.

The Company's other major risks can be grouped into four general categories:

•
Bidding on and performing civil construction projects in which the contract for the project is awarded to the lowest bidder.  In low-bid contracts, the prime risk is a failure to accurately estimate the overall risks, requirements and costs involved in the project.  If the Company bids too high it will not win the contract; if it bids too low and wins the contract, lower profits than anticipated or a loss can result.

•
Design-build, CM/GC (construction manager/general contractor) and other alternative project delivery methods.  These projects are ones in which success depends not only on price, but also on reputation, marketing efforts, quality of design, and the minimization of public inconvenience.   They are often bid and performed by joint ventures in which the Company is only one of two or more participants.  This means that the Company is subject not only to the risk of making an inaccurate bid, but also to the additional risk of design errors by the design/engineering firm as well as liability for the entire contract if other participants in the joint venture fail to carry out their portions of the contract.

•
The Company's strategy of expanding its market, opportunities, competencies and geographic diversification organically and through acquisitions.  Growth can require the investment of significant capital, and in the case of an acquisition, if the negotiation of the purchase agreement and the subsequent integration of the acquired entity are not successfully performed, significant losses can result.

•
The percentage-of-completion accounting and revenue recognition rules under which the Company is required to prepare its financial statements.  Percentage-of-completion accounting requires management to make quarterly and annual estimates of the cost of completing projects that are on going at the date of the financial statements.  These estimates directly affect reported profits, and profits are the basis for the award of much of the Company's incentive compensation.

Incentive Compensation and Risk.

Employees Without Employment Agreements.  The Company compensates its direct labor and clerical staff on an hourly basis; the rest of its employees are paid a salary.  All these employees are eligible to earn bonuses.  Bonuses are paid in cash and are based on an employee's job performance in his or her area of responsibility.  For example, the bonuses of project managers are based on the gross profit of the project and the level of competency with which it is administered, including things such as timeliness of invoice submissions and job cost updates.  These jobs by their very nature are not ones that require risk-taking for the employee to be successful; rather they require attention to detail and the avoidance and minimization of risk.  Although bonuses for these employees are generally not promised or quantified in advance, the Committee believes that the tradition of paying bonuses encourages employees to be careful and diligent in their job performance.  Project managers' estimates of the cost to complete their contracts are reviewed by senior managers and from year to year are compared to prior year's actual results.  As a result, senior management can determine whether a project manager's estimates are generally accurate.  A material variance between estimates and actual results can lead to termination of employment.

Employees with Employment Agreements.  The Company compensates certain of its officers and certain operating officers in charge of its offices under the terms of written employment agreements.  When these employment agreements come up for renewal, the Committee considers whether and to what extent the incentives in those agreements continue to meet the Company's incentive and risk management objectives.  In the Nevada office, incentive pay for senior officers is in the discretion of the Company's President and is based generally on the extent to which elements of the agreed-upon budget for the year have or have not been achieved or exceeded.  Incentive pay for senior officers of the Utah office is based on the achievement of its budgeted earnings before interest, taxes, depreciation and amortization, or EBITDA.  The Committee believes that EBITDA is a good measure of operating performance because it is EBITDA over which operating personnel have the most direct effect.  EBITDA for a given year is derived from the budget of the office, which represents the best estimate of results for the following year as determined jointly by senior management of the office and the Company.  Therefore, while budgets may reflect an optimistic assessment of the future, by their nature, they should not require extreme effort to achieve.  In addition, excessive risk-taking could directly and adversely affect EBITDA and therefore the officer's incentive compensation.  The computation of the Company's consolidated EBITDA is explained above in the section entitled Incentive Goals —Base Deferred Salary.

The incentive pay of the named executive officers and the senior officers of TSC is also established by employment agreements.  Their prior employment agreements, which expired in July 2007, provided bonuses based solely on the achievement of the EBITDA of the Texas office.  When new agreements were negotiated, the Committee determined that their incentive pay should be based on the success of the Company on a consolidated basis because their responsibilities extend beyond the operational success of the Texas offices.  Accordingly, as more fully discussed above, in the current agreements, the Committee based incentive compensation on the achievement of three distinct goals:  Company-wide EBITDA, earnings-per-share (EPS) and personal goals.  The Committee believes that these goals accurately align the officers' goals with the Company's overall goal to increase profits from year to year and thereby to increase shareholder value.

The Committee believes that these incentive goals do not create or encourage excessive risk-taking for the following reasons.

•	The bid preparation process, whether for a low-bid contract or a design-build contract requires careful, meticulous and diligent estimation and calculation of all aspects of a given project.

•	The estimates of percentage cost-of-completion accounting are subject to review, verification and audit.

•
Each of the three goals can be satisfied without satisfying the others, and no one goal must be achieved for the officer to earn significant incentive pay.  Of the maximum possible pay-out, the EBITDA goal represents 50%, the EPS goal represents 30%, and personal goals represent 20%.  This arrangement avoids the all-or-nothing approach to incentive compensation that can have the effect of encouraging excessive risk-taking.

•	The EBITDA and EPS goals are based on the Company's annual budget, which is prepared by management, but which is subject to the review and approval of the Board.

•
No incentive pay is awarded for completing a single task, such as winning a contract, making a capital investment or completing an acquisition.  The officer only benefits if the contract, investment or acquisition is profitable and thereby contributes to the achievement of a goal.  This avoids creating an incentive to achieve short-term results at the expense of longer-term results.

•	There is a fixed maximum dollar amount, or cap on the amount of incentive pay an executive can earn in a given year so that ever more risk-taking does not earn ever more incentive pay.

The Committee has determined that cost-of-completion accounting is the most likely to encourage manipulation and therefore deserves further discussion of monitoring and mitigating the risk.  The Company's outside auditor reviews the current year's cost-to-complete estimates and compares them to actual, prior-year results, so that over a period of several years, any manipulation of results would become evident.  In addition, since most of the Company's large projects are performed over the course of more than one calendar year, an under-estimate of cost-to-complete in order to inflate profit in one year would have the effect of reducing profit on the project in the following year.  Members of senior management of the Company hold a significant number of shares of the Company's common stock, so that any potential incentive to manipulate short-term results is offset by the knowledge that to do so could have long-term, adverse results and a negative effect on the Company's share price.  Finally, the Committee has formed a judgement that the integrity of the members of senior management, who have been with the Company for an average of 22 years, is the most valuable element in mitigating this risk.

Equity Compensation.  In the past, the Company has awarded options to a wide variety of employees that vest over a number of years in order to give them a long-term perspective on the success of the Company.  More recently, for the same purpose, the Company has awarded vice-president-level officers of the Company's offices shares of common stock that may not be sold or transferred for five years and that are subject to forfeiture under certain circumstances, such as termination of employment for cause.  With the exception of Mr. Allen, who was granted a stock option when he joined the Company in 2007, all of the named executive officers, and the senior officers of TSC have significant holdings of Company stock.  The Committee believes that these stockholdings provide a sufficient long-term incentive to off-set any incentive to take excessive risks to achieve annual performance goals.  Mr. Allen's stock option vests over the three-year life of his employment agreement and thereby gives him a long-term incentive to avoid excessive risk-taking.  Since senior officers have traditionally held a significant number of Company shares, the Committee does not believe that there is a need at this time to adopt a policy regarding retention of Company stock.

To test its conclusions that the Company's compensation policies and practices do not encourage excessive risk-taking, the Committee asked itself the following questions and answered them, as follows:

Is there a part of the Company that carries a significant portion of the Company's risk profile?
No.  Because of the homogeneity of the Company's business, risks differ according to the type and size of the projects undertaken, but not by the office that performs the project or the location where it is performed.

Is there a part of the Company with compensation structured significantly differently than the rest of the Company?	No.
Is there a business component that is significantly more profitable than others within the Company?	No, although some of the Company's offices make greater profits than others.
Is there a business component in which the compensation expense is a significant percentage of the component's revenues?	No.
Is there an incentive compensation plan that varies significantly from the overall risk and reward structure of the Company, such as when bonuses are awarded upon accomplishment of a task, while the income and risk to the Company from the task extend over a significantly longer period of time?

No.  As noted above, incentive pay is not earned by the accomplishment of a single task.  Personal goals are made up of several broadly-defined tasks that are not individually or together subject to quantification.  Determining the extent of achievement of personal goals is a matter of judgement exercised by the Committee.

Are incentives guaranteed?	No.
Do officers have lucrative severance packages that would negate the financial loss that could result from termination of employment?
No.  Under senior management's employment agreements, severance payments amount at most to a year's salary and are only payable if the Company terminates an officer's employment without cause or breaches his employment agreement.  For a more detailed description of termination arrangements, see the information in the sections entitled Termination of Employment Events, above, and Potential Payments Upon Termination or Change-in-Control, below.

Are a large portion of officers' stock options "under water"?	No.
Are there very low salaries with high incentive pay?	No. Senior officers' base salaries are between 40% and 53% of total possible compensation.
Is there exclusive focus on financial performance?	No. Personal goals are 20% of the maximum incentive pay for which officers are eligible.
Are metrics used that do not benefit the Company over the long term?	No. The Company believes that historical annual EBITDA and EPS are key metrics in investors' and analysts' valuation of the Company.
Would annual goals and payouts be affected by a restatement of financial results?
Possibly yes.  All financial goals are based on the Company's audited financial statements.  If those results were restated for any reason, it is the policy of the Committee to review the reasons for the restatement, to determine the effect, if any, of the restatement on bonuses granted with respect to the period of the restatement, and to then make a determination as to whether or not to seek a return of any or all of such bonuses.

Are financial goals so high relative to past Company performance that they are very difficult of attainment?	No. All financial goals are based on annual budgets that are developed by management and subject to review and approval by the Board.
Is there a steep incentive payout curve that requires very high achievement to earn a significant bonus?	No. See the previous response. As noted above, the three goals represent 50%, 30% and 20% of the maximum incentive that can be earned.
Is there a requirement to hold net gains from option exercises?	No.
Is there a prohibition against buying Company stock on margin or using Company stock as collateral?	No.
Are senior executives who hold a large number of shares required to hold some of those shares past retirement?	No. As noted above, the Company's incentive plans do not encourage excessive risk–taking in the short-term at the expense of long-term goals.
Is there a performance evaluation system that favors quantitative achievement without regard to the risks taken?	No.
Is there an emphasis on current shareholder value at the expense of long-term shareholder value?	No.

The Committee monitors compensation-related risks annually when year-end financial results are available and the achievement of personal goals is assessed.  Since senior officers' employment agreements have traditionally had three-year terms, the Committee is also able periodically to determine whether the Company's incentive programs are achieving the desired results and to make changes if they are not.

Employment Agreements of Named Executive Officers.

During 2009, Messrs. Manning, Harper and Allen were compensated under similar employment agreements, which became effective in July of 2007 and expire on December 31, 2010.  The following table describes the material financial features of each of the employment agreements.

	Mr. Manning	Mr. Harper	Mr. Allen
Base Payroll Salary	$365,000	$365,000	$250,000
Base Deferred Salary	$162,500	$162,500	$75,000
Maximum Cash Incentive Bonus	$162,500	$162,500	$75,000
Equity Compensation	None	None	13,707-share, one-time stock option grant (1)
Vacation	Discretionary (2)	Discretionary (2)	5 weeks
Benefits Paid by the Company	None (3)	None (3)	None (3)

(1)	Information about this stock option grant in August 2007, is set forth below in the section entitled Outstanding Equity Awards at December 31, 2009.

(2)	The executive is entitled to take as many days vacation per year as he believes is appropriate in light of the needs of the business.

(3)
Messrs. Manning, Harper and Allen are entitled to participate in Company benefit plans to the same extent and on the same terms as other senior officers of the Company.  At Mr. Allen's request when he joined the Company, the Company agreed that he would continue his then current health plan rather than participate in the Company's health plan and that he would be reimbursed for up to $1,000 of the monthly premiums of his plan.  This arrangement is less expensive for the Company than if Mr. Allen had joined the Company's health plan.

Mr. Barzun's Employment Agreement.  Mr. Barzun's employment agreement became effective in March 2006 and continues until terminated by the Company or by Mr. Barzun.  His base salary in 2009 under the terms of his employment agreement was $80,000, and is subject to merit increases.  He is also eligible to receive an annual cash incentive bonus in the discretion of the Committee.  Because he is a part-time employee, there is no provision in his agreement for paid vacation time.

All of the foregoing agreements provide for the election of the executive to his current positions with the Company.  The employment agreements of each of Messrs. Manning, Harper and Allen provide that he may not compete with the Company after termination of employment for a period of twelve months or for the period, if any, during which the Company is obligated to continue to pay him his base payroll salary, whichever period is longer

Potential Payments upon Termination or Change-in-Control

The following table describes the payment and other obligations of the Company and the named executive officers under their employment agreements in the event of a termination of employment or a change in control of the Company.  The table also shows the estimated cost to the Company had the executive's employment terminated on December 31, 2009.

Patrick T. Manning, Joseph P. Harper, Sr. & James H. Allen, Jr.

Event	Payment and/or Other Obligations *
1.Termination by the Company without cause; for permanent disability; or involuntary resignation of the executive: (1)
The Company must —
• Continue to pay the executive his base salary for the balance of the term of his employment agreement or for one year, whichever period is longer;

• Continue to cover him under its medical and dental plans provided the executive reimburses the Company the COBRA cost thereof, in which event the Company must reimburse the amount of the COBRA payments to the executive; and

• Pay him a portion of any Base Deferred Salary and cash incentive bonus that he would have earned had he remained an employee of the Company through the end of the calendar year in which his employment is terminated, based on the number of days during the year that he was an employee of the Company.  In the event of a termination on December 31, 2009, he would be entitled to the full 2009 bonus, if earned, irrespective of termination.

Estimated December 31, 2009 termination payments: Messrs. Manning & Harper (each)	$365,000 plus COBRA payment reimbursement, which for the one-year period remaining in his employment agreement would be approximately $15,369 for Mr. Manning and $9,914 for Mr. Harper.
Mr. Allen	$250,000 plus $12,000 in continued health insurance premium reimbursements.
For the amount of the bonuses actually paid to these executives for 2009, see the Summary Compensation Table for 2009, below.
2.Termination by reason of the executive's death:
The Company is obligated to pay the executive a portion of any Base Deferred Salary and of any cash incentive bonus that he would have earned had he remained an employee of the Company through the end of the calendar year in which his employment terminated, based on the number of days during the year that he was an employee of the Company.

Estimated December 31, 2009 termination payments:	None since in the event of a termination on December 31, 2009, he would be entitled to the full 2009 bonus, if earned, irrespective of termination.
3.Termination by the Company for cause:(2)
The Company is required to pay the executive any accrued but unpaid base payroll salary through the date of termination and any other legally-required payments through that date.
All of the executive's stock options terminate.

Estimated December 31, 2009 termination payments:	None
4.Voluntary resignation by the executive:
The Company is obligated to pay the executive a portion of any Base Deferred Salary that he would have earned had he remained an employee of the Company through the end of the calendar year in which he resigned, based on the number of days during the year that he was an employee of the Company.

Estimated December 31, 2009 termination payments:	None since in the event of a termination on December 31, 2009, he would be entitled to his full 2009 Base Deferred Salary, if earned, irrespective of termination.
5.A change in control of the Company:
Mr. Manning	$708
Mr. Harper	$708
Mr. Allen	$685

*	The Base Payroll Salaries, Base Deferred Salaries and cash incentive bonus eligibility of the executives are set forth above in the section entitled Employment Agreements of Named Executive Officers.
(1)
The executive is entitled to "involuntarily" resign in the event that the Company commits a material breach of a material provision of his employment agreement and fails to cure the breach within thirty days, or, if the nature of the breach is one that cannot practicably be cured in thirty days, if the Company fails to diligently and in good faith commence a cure of the breach within the thirty-day period.

(2)
The term "cause" is defined in the employment agreements and means what is commonly referred to as cause in employment matters, such as gross negligence, dishonesty, insubordination, inadequate performance of responsibilities after notice and the like.  A termination without cause is a termination for any reason other than for cause, death or voluntary resignation.

Roger M. Barzun.  In the event that his employment is terminated without cause, or by reason of his death or permanent disability, the Company is obligated to pay him his salary then in effect for a period of six months, which at December 31, 2009 would be $40,000, and to pay him within thirty days of his termination a portion of any cash incentive bonus to which he would otherwise have been entitled had his employment not been terminated, based on the number of days during the year that he was an employee of the Company.  For purposes of determining the amount of the cash incentive bonus to which he would have been entitled, the Company is required to make such reasonable assumptions as it determines in good faith.  In the event of a change in control of the Company, all of Mr. Barzun’s options become exercisable in full.  At December 31, 2009, his only un-exercisable, in-the-money option had a value of $472 using for such purpose the difference between the market value of a share of the Company's common stock at that date and the option's per-share exercise price.  In the event that Mr. Barzun's employment is terminated for cause, the Company is only obligated to pay him his salary through the date of termination, and his outstanding options terminate on that date.

Summary Compensation Table for 2009.

The following table sets forth for calendar years 2007, 2008 and 2009 all compensation awarded to, earned by, or paid to, Patrick T. Manning, the Company's principal executive officer, and James H. Allen, Jr., its principal financial officer.

The table also shows the same compensation information of Joseph P. Harper, Sr., the Company's President, Treasurer & Chief Operating Officer, and Roger M. Barzun, its Senior Vice President, Secretary & General Counsel, who are the only other executive officers of the Company.

The Company pays compensation to these executive officers according to the terms of their employment agreements.  The Company does not pay Messrs. Manning or Harper additional compensation for serving on the Board.  The amounts include any compensation that was deferred by the executive through contributions to his defined contribution plan account under Section 401(k) of the Internal Revenue Code.  All dollar amounts are rounded to the nearest dollar.  No stock awards were made to the executive officers listed in the table below during the periods covered.

Name and Principal Position	Year	Salary ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation (2) ($)	All Other Compensation ($) (3)	Total ($)
Patrick T. Manning Chairman of the Board & Chief Executive Officer (principal executive officer)	2007 2008 2009	296,500 365,000 365,000	— — —	325,000 227,500 325,000	31,258 6,900 10,000	652,758 599,400 700,000
Joseph P. Harper, Sr. President, Treasurer & Chief Operating Officer	2007 2008 2009	282,500 365,000 365,000	— — —	325,000 227,500 325,000	14,396 7,300 7,300	621,896 599,800 697,300
James H. Allen, Jr. Senior Vice President & Chief Financial Officer (principal financial officer)	2007 2008 2009	115,500 250,000 250,000	172,692 (1) — —	100,000 105,000 150,000	865 7,500 7,500	230,918 362,500 407,500
Roger M. Barzun Senior Vice President & General Counsel, Secretary	2007 2008 2009	62,500 76,800 80,000	— — —	75,000 30,000 100,000	— — —	137,500 106,800 180,000

(1)
The value of this stock option is the aggregate grant-date fair value computed in accordance with FASB ASC Topic 718.  No amounts earned by Mr. Allen have been capitalized on the balance sheet for 2009.  The cost does not reflect any estimates made for financial statement reporting purposes of forfeitures related to service-based vesting conditions.  The valuation of this option was made on the equity valuation assumptions described in Note 7 of Notes to Consolidated Financial Statements in the Company's 2009 Annual Report on Form 10-K, which is available with this Proxy Statement.

(2)	Footnote (1) to the table in the following section, entitled Grants of Plan-Based Awards for 2009, contains a description of the award of this compensation.
(3)	The following table shows a breakdown of the amounts shown above in the column entitled All Other Compensation. The dollar amounts are the aggregate incremental costs of the items to the Company.

Type of Other Compensation	Year	Mr. Manning	Mr. Harper	Mr. Allen
Car allowance	2007 2008 2009	$5,000 — —	$5,000 — —	— — —
Expenses of commuting to work	2007 2008 2009	$2,400 — —	$1,750 — —	— — —
Country club dues	2007 2008 2009	$15,000 — —	$3,420 — —	— — —
Company contribution to 401(k) Plan account	2007 2008 2009	$8,858 $6,900 $10,000	$4,226 $7,300 $7,300	$865 $7,500 $7,500

Grants of Plan-Based Awards for 2009

The following table shows each grant of a non-equity award for 2009 to a named executive officer under a Company plan.  The Company did not make any equity awards for 2009, such as SAR's, stock, restricted stock, restricted stock units, or similar instruments, to any of the named executive officers.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1) ($)
		Threshold	Target	Maximum
Patrick T. Manning	N/A	162,500	260,000	325,000
Joseph P. Harper, Sr.	N/A	162,500	260,000	325,000
James H. Allen, Jr.	N/A	75,000	120,000	150,000
Roger M. Barzun	N/A	—	30,000	—

(1)	Non-Equity Incentive Plan Awards. In the table above, "possible" payouts mean the payouts that were available to be earned by the executive for calendar year 2009.

Messrs. Manning, Harper and Allen. As more fully described above in the section entitled Employment Agreements of Named Executive Officers, the employment agreements of Messrs. Manning, Harper and Allen provide each executive annually with the ability to earn compensation in addition to his base salary.  The additional compensation is divided into three parts, each based on the achievement of an annual goal, as follows:

•	The achievement by the Company of 75% of budgeted EBITDA.

•	The achievement by the Company of budgeted fully-diluted earnings per share.

•	The achievement by the executive of personal goals approved by the Committee at the beginning of the year.

As a result, in any given year, the executive may earn all, some or none of the additional compensation.  In the table above —

•
The Threshold is the amount that the executive will earn if the Company achieves the 75% of budgeted EBITDA goal.  It is designated the threshold because, as described above in the section entitled Compensation Discussion and Analysis, this amount is considered by the Committee to be salary that is deferred pending the achievement by the Company of a relatively modest financial goal.  In 2009, the Company achieved approximately 118% of budgeted EBITDA.

•
The Target is the amount that the executive will earn if both financial goals, the EBITDA goal and the budgeted earnings-per-share goal, are achieved.  In 2009, the Company achieved approximately 127% of the budgeted earnings-per-share goal.

•
The Maximum is the sum of the Target amount and the amount the executive will earn if, in addition to the financial goals, he achieves his personal goals for the year.  In 2009 the Committee determined that in view of the acquisition of $64.7 million Ralph L. Wadsworth Construction Company, LLC and the subsequent $46.8 million public offering of the Company's common stock, neither of which were anticipated when their 2009 personal goals were adopted, effectively became unavoidable, substitute goals for each of them and would have a greater beneficial impact on the long-term success of the Company than would the completion of the unfinished portions of their 2009 goals.  As a result, the Committee determined to award the maximum cash incentive compensation to each of Messrs. Manning, Harper and Allen.

Mr. Barzun.  Mr. Barzun's cash incentive bonus for a given year is entirely in the discretion of the Committee and is based on the Company's consolidated financial results for the year, the number of non-routine legal matters to which he devoted substantial time during the year, and such other matters as the Committee deems relevant.  Accordingly, because Mr. Barzun's possible payout for 2009 could not be estimated at the beginning of the year, the Target amount included in the table is the incentive bonus paid to him for 2008.

Since Mr. Barzun's compensation and cash incentive bonus are in the sole discretion of the Committee, he has no specific personal goals other than the carrying out of his duties and responsibilities as General Counsel and Secretary of the Company.

For the actual amounts paid to the executives for 2009, see the Summary Compensation Table for 2009, above.  For a description of these executives' personal goals for 2009, see the section entitled Incentive Goals — Personal, above.

Option Exercises and Stock Vested for 2009.

The following table contains information on an aggregated basis about each exercise of a stock option during 2009 by each of the named executive officers.

Name	Option Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)
Patrick T. Manning	—	—
Joseph P. Harper, Sr.	10,000	143,000
James H. Allen, Jr.	—	—
Roger M. Barzun	—	—

(1)
SEC regulations define the "Value Realized Upon Exercise" as the difference between the market price of the shares on the date of the purchase, and the option exercise price of the shares, whether or not the shares are sold, or if they are sold, whether or not the sale occurred on the date of the exercise.

Outstanding Equity Awards at December 31, 2009.

The following table shows certain information concerning un-exercised stock options that were outstanding on December 31, 2009 for each named executive officer.  No other equity awards have been made to the named executive officers.

Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price/Share ($)	Option Grant Date	Option Expiration Date	Vesting Date Footnotes
Patrick T. Manning	600	400	25.21	8/08/2006	9/08/2011	(1)
	10,000	—	24.96	7/18/2006	7/18/2011	(2)
	1,200	300	16.78	8/12/2005	9/12/2010	(1)
	10,000	—	9.69	7/18/2005	7/18/2010	(2)
	3,500	—	3.10	8/12/2004	8/12/2014	(1)
	3,500	—	3.05	8/20/2003	8/20/2013	(1)
Joseph P. Harper, Sr.	600	400	25.21	8/08/2006	9/08/2011	(1)
	10,000	—	24.96	7/18/2006	7/18/2011	(2)
	1,200	300	16.78	8/12/2005	9/12/2010	(1)
	10,000	—	9.69	7/18/2005	7/18/2010	(2)
	3,500	—	3.10	8/12/2004	8/12/2014	(3)
	10,000	—	3.10	8/12/2004	8/12/2009	(2)
	3,500	—	3.05	8/20/2003	8/20/2013	(3)
	3,500	—	1.725	7/24/2002	7/24/2012	(3)
	3,700	—	1.50	7/23/2001	7/23/2011	(1)
James H. Allen, Jr.	9,138	4,569	18.99	8/7/2007	8/7/2012	(3)
Roger M. Barzun	360	240	25.21	8/8/2006	9/8/2011	(1)
	800	200	16.78	8/12/2005	9/12/2010	(1)
	2,000	—	3.10	8/12/2004	8/12/2014	(4)

Vesting of Stock Options.  If there is a change in control of the Company, all the stock options then held by a named executive officer become exercisable in full.  Absent a change in control of the Company, the options listed above vest as described in the following footnotes:

(1)	This option vests in equal installments on the first five anniversaries of its grant date.

(2)	This option vested in a single installment on July 18, 2007.

(3)	This option vests in equal installments on the first three anniversaries of its grant date.

(4)	This option vested in equal installments on its grant date and the following three anniversaries of its grant date.

Equity Compensation Plan Information.  The following table contains information at December 31, 2009 about compensation plans (including individual compensation arrangements) under which the Company has authorized the issuance of equity securities.

Plan Category (1)	Number of Securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans, excluding securities reflected in column (a) (c)
Equity compensation plans approved by security holders:	319,740	$11.653	379,710
Equity compensation plans not approved by security holders:	—	—	—

(1)
The Company has one outstanding compensation plan, the 2001 Stock Incentive Plan, under which the Company has authorized the issuance of equity securities, and that plan has been approved by stockholders.

PERFORMANCE GRAPH.

The following graph compares the percentage change in the Company's cumulative total stockholder return on its common stock for the last five years with the Dow Jones US Index, a broad market index, and the Dow Jones US Heavy Construction Index, a group of companies whose marketing strategy is focused on a limited product line, such as civil construction.  Both indices are published in The Wall Street Journal.

The returns are calculated assuming that an investment with a value of $100 was made in the Company's common stock and in each index at the end of 2004 and that all dividends were reinvested in additional shares of common stock, although the Company has paid no dividends during the periods shown.  The graph lines merely connect the measuring dates and do not reflect fluctuations between those dates.  The stock performance shown on the graph is not intended to be indicative of future stock performance.

	December 2004 ($)	December 2005 ($)	December 2006 ($)	December 2007 ($)	December 2008 ($)	December 2009 ($)
Sterling Construction Company, Inc.	100.00	324.28	419.27	420.42	357.03	368.79
Dow Jones US Index	100.00	106.32	122.88	130.26	81.85	105.42
Dow Jones US Heavy Construction Index	100.00	144.50	180.25	342.40	153.66	175.65

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BUSINESS RELATIONSHIPS WITH DIRECTORS AND OFFICERS.

Transactions with Related Persons.  This section describes transactions since the beginning of 2009 and currently proposed transactions in which the Company was or is to be a participant, and in which any related person had or will have a direct or indirect material interest.

Robert W. Frickel.  Mr. Frickel is President of R.W. Frickel Company, P.C., an accounting firm based in Michigan that in 2009 performed certain tax services for the Company.  In 2009, the Company paid or accrued for payment to R.W. Frickel Company approximately $41,600 in fees.  As noted earlier, in January 2010, the CPA practice of R.W. Frickel Company was acquired by Doeren Mayhew, a certified public accounting and consulting firm based in Troy, Michigan.

Joseph P. Harper, Jr.  Joseph P. Harper, Jr. is Vice President & Chief Financial Officer of the Company's wholly-owned subsidiary, Texas Sterling Construction Co. (TSC) and Vice President Finance of the Company.  He is the son of Joseph P. Harper, Sr., who is President & Chief Operating Officer and Treasurer of the Company.  For 2009, Mr. Harper Jr. received Base Payroll Salary of $200,000 and Base Deferred Salary and cash incentive bonus totaling $200,000.

Kip L. Wadsworth.  Mr. Wadsworth is a director of the Company and an employee of Ralph L. Wadsworth Construction Company, LLC (RLW) in which the Company recently acquired an 80% interest.  Mr. Wadsworth retained a 5.65% membership interest in RLW, which together with the interests retained by his three brothers, Con, Tod and Ty Wadsworth, can be sold by them to the Company, and which the Company has a right to buy from them, in both cases in three year's time.  Since the acquisition, RLW has paid Mr. Wadsworth as President and Chief Executive Officer of RLW compensation of approximately $57,000 consisting of his regular salary and a pay-out of his unused vacation accrued prior to the acquisition.

Mr. Wadsworth and some of his immediate family members are part owners of the following companies with which RLW had a business relationship in 2009.  Their ownership interests are shown in the table below.

•
Renewable Energy Development Corporation (REDCO) a privately-held renewable energy development company.  Commencing in 2009, RLW began negotiating a contract with REDCO for RLW to perform construction services.  The contract is estimated to be for between $5 million and $7 million and to take twelve months to complete.

•
Wadsworth Development Group, LLC (WDG).  In 2009, RLW provided WDG with office supplies, payroll services, computers, IT services, copy machines, telephone and the like on a monthly basis for approximately $40,000 per month.

•
Wadsworth Corporate Center, LLC (WCC) and Wadsworth Dannon Way, LLC (WDW).  In 2009, RLW leased its primary office space from WCC at an annual rent of $215,040 plus common area maintenance charges of approximately $80,000 a year, and a facility for its equipment maintenance shop from WDW at an annual rent of $169,740.  Both leases expire in 2022.

•	Exchange Bldg D LLC (EBD) and Exchange Bldg E LLC (EBE). In 2009, RLW had a contract to build a building for each of them for approximately $2.1 million and $2.8 million, respectively.

Name (Relationship)	REDCO	WDG	WCC	WDW	EBD	EBE
Kip L. Wadsworth	28.25%	24.50%	24.50%	19.60%	24.50%	24.50%
Con L. Wadsworth (brother)	24.69%	24.50%	24.50%	19.60%	24.50%	24.50%
Tod L. Wadsworth (brother)	24.69%	24.50%	24.50%	19.60%	24.50%	24.50%
Ty L. Wadsworth (brother)	22.36%	24.50%	24.50%	19.60%	24.50%	24.50%
Nic L. Wadsworth (brother)	—	—	—	19.60%	—	—
Ralph L. Wadsworth (father)	—	1.00%	1.00%	1.00%	1.00%	1.00%
Peggy Wadsworth (mother)	—	1.00%	1.00%	1.00%	1.00%	1.00%

Policies and Procedures for the Review, Approval or Ratification of Transactions with Related Persons.

General.  The Board's policy on transactions between the Company and related persons is set forth in the written charter of the Audit Committee.  The policy requires that the Audit Committee must review in advance the terms of any transaction between the Company (including its subsidiaries) and a director, executive officer, nominee for election as director, and stockholder; and any of their affiliates or immediate family members that involves more than $50,000.  If the Audit Committee approves the transaction, it must do so in compliance with Delaware law and report it to the full Board.

Mr. Frickel.  The Company's Audit Committee reviewed and approved the retention of Mr. Frickel's firm and the payment of its fees.  A description of the written procedure for this is found below in the section entitled Audit and Non-Audit Service Approval Policy under the heading Information About Audit Fees and Audit Services.

Joseph P. Harper, Jr.  The Compensation Committee reviews Mr. Harper, Jr.'s salary and bonus as well as the salary and bonus of other senior managers of TSC, some of whom are relatives of Mr. Pat Manning, but not members of his immediate family.  Neither Mr. Manning, Mr. Harper, Sr. nor Mr. Harper, Jr. is a member of the Compensation Committee, which is made up entirely of independent directors.

Kip L. Wadsworth.  As part of its due diligence review prior to the acquisition of its 80% interest in RLW, the Company reviewed the relationships and transactions between RLW and Mr. Wadsworth and his family members, and concluded that the prices being charged to RLW or by RLW, as the case may be, are competitive and no less favorable to RLW than could be obtained from unrelated third parties.  Any new transaction will be taken under consideration in advance by the Audit Committee and will be reviewed by an independent audit firm retained by the Audit Committee to ensure, among other considerations, that it is in compliance with Delaware law and is likewise on terms that are no less favorable to the Company than could be obtained from unrelated third parties.

INFORMATION ABOUT AUDIT FEES AND AUDIT SERVICES

A representative of the Company's independent registered public accounting firm, Grant Thornton LLP, is expected to be available at the Annual Meeting and will have the opportunity to make a statement if he or she wishes and will also be available to respond to appropriate questions from stockholders.

The following table sets forth the aggregate fees that the Company's independent registered public accounting firm, Grant Thornton LLP, billed to the Company for the years ended December 31, 2009 and 2008.
Fee Category	2009	Percentage Approved by the Audit Committee	2008	Percentage Approved by the Audit Committee
Audit Fees:	$492,000	100%	$529,000	100%
Audit-Related Fees:	$136,000	100%	—	NA
Tax Fees:	—	N/A	$3,000	—
All Other Fees:	$17,000	100%	$20,000	100%

Audit Fees.

In 2009 and 2008 audit fees include the fees for Grant Thornton's audit of the consolidated financial statements included in the Company's Annual Report on Form 10-K for those years; the reviews of the consolidated financial statements included in the Company's quarterly reports on Form 10-Q; the resolution of issues that arose during the audit process; attestation work required by Section 404 of the Sarbanes-Oxley Act of 2002; and other audit services that are normally provided in connection with statutory and regulatory filings.

For 2009, of the audit fees reflected in the above table, $363,000 had been billed by December 31, 2009.  For 2008, of the audit fees reflected in the above table, $349,000 had been billed by December 31, 2008.

Audit-Related Fees.  In 2009 audit-related fees included fees in connection with the Company's acquisition of Ralph L. Wadsworth Construction Company, LLC, and the Company’s stock offering, both of which occurred in December 2009.

Tax Fees.  The Company's independent registered public accounting firm provides tax consulting services to the Company relating to the calculation of the provision for taxes.

All Other Fees.  In 2009, these fees consisted of accounting services performed in connection with the  Company's preparation and filing of a response to comments of the SEC and various other consulting fees on accounting issues.

In 2008, these fees consisted of accounting services performed in connection with the preparation and filing of a shelf registration statement and various other consulting fees on accounting issues.

Procedures for Approval of Services.

All requests for services that are to be provided by the Company's independent registered public accounting firm, which must include a detailed description of the services to be rendered and the amount of corresponding estimated fees, are submitted to both the Company's Chief Financial Officer and the Chairman of the Audit Committee.  The Chief Financial Officer authorizes services that have been approved by the Audit Committee within pre-set limits.  If there is any question as to whether a proposed service fits within an approved service, the Chairman of the Audit Committee is consulted for a determination.  The Chief Financial Officer submits to the Audit Committee any requests for services that have not already been approved by the Audit Committee.  The request must include an affirmation by the Chief Financial Officer and the independent registered public accounting firm that the request is consistent with the SEC’s rules on auditor independence.

SUBMISSION OF STOCKHOLDER PROPOSALS

Any proposal that a stockholder intends to present at the 2011 Annual Meeting of Stockholders must be submitted to the Secretary of the Company no later than December 31, 2010 in order to be considered timely received.

By Order of the Board of Directors
Roger M. Barzun, Secretary

STERLING CONSTRUCTION COMPANY, INC.

ANNUAL MEETING OF STOCKHOLDERS

May 6, 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES (1-800-776-9437), or via the Internet at www.VoteProxy.com and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

The undersigned, having received a Notice of the Annual Meeting of Stockholders of Sterling Construction Company, Inc. (the "Company") to be held on May 6, 2010 at 9:00 a.m., local time, at the Company's offices at 20810 Fernbush Lane, Houston, Texas 77073 (the "Annual Meeting") and a Notice of Internet Availability of Proxy Materials for the Annual Meeting; and revoking all prior proxies, hereby appoint(s) Patrick T. Manning, James H. Allen, Jr. and Roger M. Barzun, and each of them (with full power of substitution) as proxies of the undersigned to attend the Annual Meeting and any adjourned sessions thereof and there to vote and act upon the following matters in respect of all shares of common stock of the Company which the undersigned would be entitled to vote or act upon, with all powers the undersigned would possess if personally present.

Attendance of the undersigned at the Annual Meeting or at any adjourned session thereof will not be deemed to revoke this proxy unless the undersigned affirmatively indicates at the Annual Meeting the intention of the undersigned to vote said shares in person.  If the undersigned holds any shares in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every one of those capacities as well as individually.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

STERLING CONSTRUCTION COMPANY, INC.

May 6, 2010

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.
COMPANY NUMBER
ACCOUNT NUMBER

Vote online/phone until 11:59 PM EST the day before the meeting.
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement, proxy card and 2009 Annual Report are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=04770

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND FOR PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE X

1.Election of Directors:
Nominees
Name                                                         Class                 TERM                                   For         AgainstAbstain
Donald P. Fusilli, Jr.                                     III                   Three-year term                    □       □        □
Maarten D. Hemsley                                     III                  Three-year term         □        □         □
Kip L. Wadsworth                                         III                 Three-year term         □        □        □
Richard O. Schaum                                        II                  Two-year term          □        □        □
Robert A. Eckels                                            I                   One-year term           □       □        □
2.Ratification of the selection of Grant Thornton LLP                         □        □        □
as the Company's independent registered public accounting firm.
The shares represented by this proxy will be voted as directed by the undersigned.  If no direction is given with respect to any election to office or proposal specified above, this proxy will be voted FOR the election to office or proposal.  None of the matters to be voted on is conditioned on, or related to, the approval of any other matter.  All proposals are made by the Board of Directors.
IF YOU WISH TO VOTE IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS, YOU NEED ONLY SIGN AND DATE THIS PROXY.  YOU DO NOT NEED TO MARK ANY BOXES.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
□
Signature of Stockholder                                                                Date:                      Signature of Stockholder                                                                Date:
Note:  Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Important Notice of Availability of Proxy Materials for the Annual Meeting of Stockholders of

Sterling Construction Company, Inc.

To Be Held On:
May 6, 2010
At 9:00 a.m. Local Time

At the Company's Offices
20810 Fernbush Lane
Houston, Texas 77073

COMPANY NUMBER
ACCOUNT NUMBER
CONTROL NUMBER

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet.  We encourage you to access and review all of the important information contained in the proxy materials before voting.

If you want to receive a paper or e-mail copy of the proxy materials, you must request one. There is no charge to you for requesting a copy.  To facilitate timely delivery please make the request as instructed below before April 22, 2010.

Please visit http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=04770 where the following materials are available for view:

•	Notice of Annual Meeting of Stockholders

•	Proxy Statement

•	Form of Electronic Proxy Card

•	2009 Annual Report

TO REQUEST MATERIAL:	TELEPHONE:	888-776-9962 For international callers: 718-921-8562

E-MAIL:	info@amstock.com

WEBSITE:	http://www.amstock.com/proxyservices/requestmaterials.asp

TO VOTE:	ONLINE:
To access your online proxy card, please visit www.voteproxy.com and follow the on-screen instructions. You may enter your voting instructions at www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off, or meeting date.

- or -
IN PERSON:	You may vote your shares in person by attending the Annual Meeting.
- or -
TELEPHONE:	To vote by telephone, please visit https://secure.amstock.com/voteproxy/login2.asp to view the materials and to obtain the toll-free number to call.
- or -
MAIL:	You may request a proxy card by following the instructions above for requesting materials then fill out the card and mail it to the Company.

1.To elect five (5) directors to the Board of Directors of the Company to serve until their terms expire and until their successors are duly elected and qualified.
Nominees:NameTerm
Donald P. Fusilli, Jr.                                           Three-year term
Maarten D. Hemsley                                          Three-year term
Kip L. Wadsworth                                              Three-year term
Richard O. Schaum                                             Two-year term
Robert A. Eckels                                                 One-year term

Please note that you cannot use this notice to vote by mail.

2.To ratify the selection of Grant Thornton LLP as the Company's independent registered public accounting firm for 2010.

These items of business are more fully described in the Proxy Statement.  The record date for the Annual Meeting is Monday, March 8, 2010.
Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.